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                                                                     EXHIBIT 2.1

                           DATED ______________ 2005

                         (1) ANDREW CAWTHRAY AND OTHERS

                                     - AND -

                                 (2) MARTYN ROSE

                                     - AND -

                           (3) COTT BEVERAGES LIMITED

                                    AGREEMENT
                                   relating to

                the sale and purchase of the whole of the issued
                                share capital of
                            Macaw (Holdings) Limited
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                                    CONTENTS

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
1.    DEFINITIONS AND INTERPRETATION ......................................    1

2.    SALE AND PURCHASE OF SHARES .........................................    8

3.    CONSIDERATION .......................................................    9

4.    COMPLETION ..........................................................    9

5.    WARRANTIES ..........................................................    9

6.    LIMITATION ON THE WARRANTORS' LIABILITY .............................   11

7.    DEFERRED A SHARE SUBSCRIPTION .......................................   11

8.    POST COMPLETION COVENANTS ...........................................   11

9.    INDEBTEDNESS ........................................................   13

10.   TAXATION ............................................................   13

11.   PURCHASER'S WARRANTIES, COVENANTS AND POST COMPLETION COVENANTS .....   14

12.   FURTHER ASSURANCE AND ATTORNEY ......................................   14

13.   ANNOUNCEMENTS .......................................................   15

14.   COSTS ...............................................................   15

15.   CONFIDENTIALITY .....................................................   15

16.   SUCCESSORS AND ASSIGNMENT ...........................................   17

17.   ENTIRE AGREEMENT ....................................................   17

18.   VARIATIONS ..........................................................   18

19.   WAIVER ..............................................................   18

20.   AGREEMENT CONTINUES IN FORCE ........................................   18

21.   SEVERABILITY ........................................................   19

22.   NOTICES .............................................................   19

23.   COUNTERPARTS ........................................................   19

24.   THIRD PARTY RIGHTS ..................................................   19

25.   GOVERNING LAW AND JURISDICTION ......................................   19

SCHEDULE 1 ................................................................   21

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
   Details of the Vendors, the Shares and the Consideration ...............   21

SCHEDULE 2 ................................................................   22

   Part 1 .................................................................   22

   The Company ............................................................   22

   Part 2 .................................................................   24

   The Subsidiary .........................................................   24

SCHEDULE 3 ................................................................   26

   The Warranties .........................................................   26

   Part 1 .................................................................   26

   General ................................................................   26

   Part 2 .................................................................   54

   Properties and environmental matters ...................................   54

SCHEDULE 4 ................................................................   59

   Taxation ...............................................................   59

   Part 1 Definitions and interpretation ..................................   59

   Part 3 Tax Covenant ....................................................   72

   Part 4 Limitations and Procedure .......................................   75

SCHEDULE 5 ................................................................   86

   Completion .............................................................   86

SCHEDULE 6 ................................................................   89

   Limitations on Liability ...............................................   89

SCHEDULE 7 ................................................................   96

   The Properties .........................................................   96

SCHEDULE 8 ................................................................   97

   Schedule of Outstanding Indebtedness re Plant and Equipment Bought on
      Deferred Payment Terms ..............................................   97

SCHEDULE 9 ................................................................   98

   Employee bonuses .......................................................   98

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THIS AGREEMENT is made on _____________________ 2005

BETWEEN

(1)  THE PERSONS whose names and addresses are set out in schedule 1
     ("VENDORS");

(2)  MARTYN ROSE of 39a Limerston Street, London SW10 0BQ; and

(3) COTT BEVERAGES LIMITED a company registered in England and Wales with number 2836071 whose registered office is at Citrus Grove, Side Ley, Kegworth, Derby DE74 2FY ("PURCHASER"),

each a "PARTY" and together the "PARTIES" to this agreement.

BACKGROUND

A Macaw (Holdings) Limited ("COMPANY") is a private company limited by shares. Further information relating to the Company and its Subsidiary is set out in schedule 2.

B Each Vendor is the beneficial owner or is otherwise able to procure the transfer of the numbers of Shares set opposite his or its name in column
     (2) of schedule 1.

C The Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares for the consideration and upon the terms and conditions set out in this agreement.

D    The Warrantors have agreed to give certain warranties, as detailed in schedule 3.

IT IS HEREBY AGREED:

1.   DEFINITIONS AND INTERPRETATION

     1.1 In this agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

          "1985 ACT" means the Companies Act 1985;

          "1989 ACT" means the Companies Act 1989;

          "ACCOUNTS" means the audited consolidated accounts of the Company comprising (inter alia) the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss account for the period ended on the Accounts

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          Date, the notes and the cash flow statement relating to them and the reports of the directors and auditors on them;

          "ACCOUNTS DATE" means 30 September 2004;

          "ACQUISITION DOCUMENTS" means this agreement (including the schedules to it), the Disclosure Letter and the documents in the agreed form;

          "BUSINESS" means the development, manufacture, sale, supply, distribution and marketing of dilute to taste, carbonated, still and aseptic soft drinks and waters, flavoured or otherwise, as carried on by the Subsidiary at the date of this agreement;

          "BUSINESS DAY" means a day other than a Saturday or Sunday on which banks are open for commercial business in the City of London;

          "BUSINESS INTELLECTUAL PROPERTY" means all Intellectual Property used by the Company or the Subsidiary in its business;

          "CLAIM" means any claim in respect of a breach of the Warranties or the Tax Covenant;

          "COMPANIES ACTS" means the 1985 Act, the 1989 Act and the Companies Consolidation (Consequential Provisions) Act 1985;

          "COMPLETION" means the performance of all the obligations of the parties to this agreement set out in clause 4;

          "COMPLETION BOARD MINUTES" means minutes of meetings of the boards of directors of the Company and the Subsidiary in the agreed form;

          "COMPLETION DATE" means the date of this agreement;

          "COMPROMISE AGREEMENTS" means the compromise agreements to be entered into between the Company and each of Andrew Cawthray, Jonathan Foster and Martyn Rose;

          "COMPUTER SYSTEMS" means all the computer and automated systems used by the Company or the Subsidiary in connection with the Business at any time, and computer processors, associated and peripheral equipment, software, computer programs, technical and other documentation and data entered into or created by the foregoing from time to time in each case in connection with the administration aspects of the Company's business;

          "CONFIDENTIAL INFORMATION" means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Company or the Subsidiary details of which are not in the public domain including, without limitation, information concerning or relating to:

          (a) the Business Intellectual Property and any other property of the Company or the Subsidiary in the nature of intellectual property;

          (b) any technical processes, future projects, business development or planning, commercial relationships and negotiations;

          (c) the marketing of goods or services including, without limitation, customer, client and supplier lists, customer and supplier price lists, costs and margins, sales targets, sales statistics, market share statistics, market research reports and surveys and details of contractual arrangements; and

          (d) any other matters concerning the customers or the suppliers of the Company or the Subsidiary;

          "CONSIDERATION" means the consideration for the Shares set out in clause 3;

          "CONSULTANCY LETTER" means the consultancy letter to be entered into at Completion between Cott Beverages Limited and Andrew Cawthray;

          "COVENANTORS" means Andrew Cawthray, Martyn Rose and Jonathan Foster;

          "DISCLOSURE LETTER" means the letter of the same date as this agreement from the Warrantors to the Purchaser relating to the Warranties together with any documents annexed to it;

          "ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, third party right or interest, option, conversion right, right of set-off or counterclaim, trust arrangement other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect or any other rights exercisable by or claims by third parties;

          "EXISTING DEBT" means any amounts (including principal, interest and costs) owed by the Company or the Subsidiary in respect of:

          (a) the overdraft facility between the Subsidiary and The Royal Bank of Scotland plc dated 27 July 2004;

          (b) the term loan facility between the Subsidiary and The Royal Bank of Scotland plc dated 16 August 2004;

          (c) the revolving advance facility between the Subsidiary and The Royal Bank of Scotland dated 21 October 2004;

          (d) the invoice discounting facility between the Subsidiary and Lombard Natwest Discounting Limited (as now operated by The Royal Bank of Scotland Invoice Discounting Limited) dated 3 February 1992, as varied and amended from time to time;

          (e) the hire purchase agreement between HSBC Equipment Finance (UK) Limited and the Subsidiary (undated) pursuant to which the Subsidiary financed the Sidel SB014 bottle blowing machine; and

          (f) the amounts outstanding pursuant to deferred purchase terms agreed with equipment suppliers, as detailed in schedule 8;

          "FSMA" means Financial Services and Markets Act 2000;

          "GROUP" means the Company and the Subsidiary and references to a "member of the Group" or a "Group member" shall be construed accordingly;

          "INTELLECTUAL PROPERTY" includes patents, inventions, know-how, trade secrets, formulae and recipes and other confidential information, registered designs, copyrights, data, database rights, design rights, rights affording equivalent protection to copyright, database rights and design rights, trade marks, service marks, logos, domain names, business names and trade names and all registrations or applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing-off, breach or other infringement;

          "MANAGEMENT ACCOUNTS" means the unaudited balance sheets and profit and loss accounts of the Company and the Subsidiary in the agreed form as at and for the eight periods to the Management Accounts Date;

          "MANAGEMENT ACCOUNTS DATE" means 2 July 2005;

          "PERMITTED ENCUMBRANCE" means:

          (a) any unpaid sellers' or suppliers' lien arising in the ordinary course of business to secure amounts due in respect of goods sold or supplied; and

          (b) any Encumbrance granted by the Company or the Subsidiary, either intra-group or to a third party, in respect of the Existing Debt in the ordinary course of business;

          "PRODUCTION LINE IT SYSTEMS" means all the computer and automated systems used by the Company or the Subsidiary in connection with the Business at any time and computer processors, associated and peripheral equipment, software, computer programs, technical and other documentation and data entered into or created by the foregoing from time to time, in each case in connection with the production line and other manufacturing, warehousing and distribution aspects of the Company's business;

          "PROPERTIES" means the freehold land and premises described in schedule 7 and any part or parts thereof;

          "PURCHASER'S GROUP" means the Purchaser, any subsidiary (direct or indirect) or holding company of the Purchaser or any subsidiary (direct or indirect) of any such holding company;

          "PURCHASER'S SOLICITORS" means Pinsent Masons of 1 Park Row, Leeds LS1 5AB;

          "RELEVANT AUTHORITY" means any government, government agency, local authority and/or any court of law or tribunal;

          "ROSE TRUSTEES" means Martyn Rose and James Sykes as trustees of the MC Rose Settlement No. 1;

          "SHARE WARRANTIES" means the warranties set out in schedule 3;

          "SHARES" means the 152,502 issued and allotted "A" ordinary shares of L1 each and the 10,167 issued and allotted "B" ordinary shares of L1 each in the capital of the Company comprising the whole of the issued share capital of the Company;

          "SUBSIDIARY" means the subsidiary undertaking of the Company at the date of this agreement, further details of which are set out in part 2 of schedule 2;

          "TAX CLAIM" has the meaning given in part 1 of schedule 4;

          "TAX COVENANT" means any covenant set out in part 3 of schedule 4;

          "TAX WARRANTIES" means the warranties on the part of the Warrantors in relation to taxation set out in part 2 of schedule 4;

          "TAXES ACT" means the Income and Corporation Taxes Act 1988;

          "TRUSTEE VENDORS" means (1) Andrew Cawthray and Susan Cawthray as trustees of the A J Cawthray Number 1 Settlement and (2) the Rose Trustees;

          "VAT" means value added tax;

          "VENDORS' ACCOUNTANTS" means Grant Thornton of St John's Centre, 110 Albion Street, Leeds LS2 8LA;

          "VENDORS' SOLICITORS" means DLA Piper Rudnick Gray Cary UK LLP of 101 Barbirolli Square, Manchester M2 3DL;

          "WARRANTIES" means the Share Warranties and the Tax Warranties;

          "WARRANTORS" means (1) Andrew Cawthray and (2) the Rose Trustees and "WARRANTOR" shall mean either of them; and

          "WARRANTY CLAIM" means any claim for breach of any of the Warranties.

     1.2  In this agreement where the context admits:

          1.2.1 save in relation to schedule 4, words and phrases which are defined or referred to in or for the purposes of the Companies Acts have the same meanings in this agreement (unless otherwise expressly defined in this agreement);

          1.2.2 sections 5, 6, 8 and 9 of and schedule 1 to the Interpretation Act 1978 apply in the same way as they do to statutes;

          1.2.3 reference to a statutory provision includes reference to:

               1.2.3.1 any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

               1.2.3.2 any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement except to the extent that any modification, amendment, consolidation, re-enactment or replacement made after the date of this agreement would increase the liability of any of the parties hereto;

          1.2.4 reference to a clause, schedule or paragraph is to a clause, schedule or a paragraph of a schedule of or to this agreement respectively;

          1.2.5 reference to any party to this agreement comprising more than one person includes each person constituting that party;

          1.2.6  reference to any gender includes the other genders;

          1.2.7 reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

          1.2.8 the index, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement;

          1.2.9  this agreement incorporates the schedules to it;

          1.2.10 a person shall be deemed to be connected with another if that person is so connected within the meaning of section 839 of the Taxes Act;

          1.2.11 unless otherwise expressly provided, all covenants, warranties, undertakings and indemnities given or made by the Vendors or the Warrantors in this agreement are given or made severally;

          1.2.12 in clauses 5, 7 and 8 and schedules 3 and 4 and the definitions in clause 1.1 which are used in those clauses and Schedules, references to "the Company" shall, in addition to the Company, include the Subsidiary to the intent and effect that the provisions of clauses 5, 7 and 8 and the Warranties and schedule 4 and the relevant definitions in clause 1.1 shall apply to and be given in respect of the Subsidiary as well as the Company;

          1.2.13 where any statement is qualified by the expression "to the best of the knowledge information and belief of the Warrantors" or "so far as the Warrantors are aware" or any similar expression it shall mean (i) the actual knowledge of the relevant Warrantor having made reasonable and careful enquiry as to the subject matter of the Warranty of the other Warrantor and each of Marnie Millard, John Board, Ian Brooke and Sarah Karim; and
                 (ii) the knowledge of the Warrantors having made reasonable and careful enquiry as to the subject matter of the Warranty of Jonathan Foster and the knowledge, information, belief and awareness each of the Warrantors shall be deemed to include the knowledge, information, belief and awareness of Jonathan Foster whether or not such enquiry is actually made;

          1.2.14 the "agreed form" in relation to any document means the form agreed between the parties to this agreement and, for the purposes of identification only, initialled by or on behalf of the parties; and

          1.2.15 references to "including" or any words having similar effect meaning including without limiting the generality of any description preceding such term.

2.   SALE AND PURCHASE OF SHARES

     2.1 Each of the Vendors other than the Trustee Vendors shall sell with full title guarantee the number of Shares set opposite their respective names in column (2) of schedule 1, and the Purchaser shall purchase such Shares, free from all Encumbrances and together with all rights attached to them.

     2.2 The Trustee Vendors shall sell the whole of the legal and beneficial interest in the number of Shares set opposite their names in column
          (2) of Schedule 1 and the Purchaser shall purchase such Shares free from all Encumbrances and together with all rights attached to them, with full title guarantee save that Section 3 of the Law of

          Property (Miscellaneous Provisions) Act 1994 ("LPA") shall be construed as if in Section 3(1) the words "and could not reasonably be expected to" were omitted.

     2.3 Each of the Vendors hereby waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on him under the articles of association of the Company or otherwise.

     2.4 Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this Agreement.

3.   CONSIDERATION

     The Consideration payable by the Purchaser to the Vendors for the purchase of the Shares shall be sixty two million, sixty seven thousand, six hundred and two pounds (L62,067,602) which shall be paid in cash at Completion and apportioned between the Vendors in the amounts set opposite their names in column (3) of schedule 1.

4.   COMPLETION

     Completion shall take place immediately following the receipt of the Consideration by the Vendors' Solicitors at the offices of the Purchaser's Solicitors on the Completion Date when each of the parties shall comply with the provisions of schedule 5.

5.   WARRANTIES

     5.1 Subject to the provisions of clause 6, each of the Warrantors severally warrants to the Purchaser in the terms of the Warranties.

     5.2 Each of the Warranties shall be construed as a separate and independent warranty and (except where this agreement provides otherwise) shall not be limited or restricted by reference to or inference from any other term of this agreement or any other Warranty and accordingly, subject to clause 6 and schedule 6, the Purchaser may have a separate claim and right of action in respect of each breach of Warranty.

     5.3 The rights and remedies of the Purchaser in respect of any breach of any of the Warranties shall survive Completion.

     5.4 The Warranties shall be qualified by such information as is fairly disclosed in the Disclosure Letter.

     5.5 Any amount paid by the Warrantors to the Purchaser in respect of any Claim shall, to the extent possible, be deemed to be a reduction in the Consideration by an amount equal to such payment.

     5.6 Each of the Warrantors waives and may not enforce any claims which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information supplied by or on behalf of the Company or the Subsidiary or by any employees of the Company or the Subsidiary in connection with the giving of the Warranties or the Tax Covenant or the preparation of the Disclosure Letter by the Warrantors.

     5.7 The Warrantors severally warrant to the Purchaser that they have made reasonable and careful enquiry as to the subject matter of the Warranties of each other and of each of Jonathan Foster, Marnie Millard, John Board, Ian Brooke and Sarah Karim.

     5.8 Each Vendor severally warrants in respect of himself and/or (as appropriate) the Shares held by such Vendor that:

          5.8.1 such Vendor has full capacity, power and authority and has taken all action necessary to execute and deliver this agreement and to exercise his rights and perform his obligations under this agreement and such obligations constitute valid and binding obligations enforceable against such Vendor in accordance with their terms;

          5.8.2 there is no Encumbrance on, over or affecting the Shares and there is no agreement or commitment to give or create any such Encumbrance and no claim has been paid by any person to be entitled to an Encumbrance in relation thereto;

          5.8.3 in the case of Vendors other than the Trustee Vendors, each such Vendor is entitled to sell and transfer the full legal and beneficial ownership in the Shares to the Purchaser and such sale will not result in any breach of or default under any agreement, restriction or other obligation binding upon such Vendor;

          5.8.4 in the case of Trustee Vendors, each such Trustee Vendor is entitled to sell and transfer the full legal and beneficial interest in the Shares to the Purchaser and such sale will not result in any breach of or default under any agreement, restriction or other obligation binding upon such Vendor; and

          5.8.5 there is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against such Vendor in respect of the Shares or such Vendor's entitlement to transfer or otherwise dispose of the Shares and there are no circumstances known to such Vendor which might give rise to any such dispute.

6.   LIMITATION ON THE WARRANTORS' LIABILITY

     Save in the case of fraud or wilful concealment, the provisions of schedule 6 shall apply to limit and/or regulate the liability of the Warrantors in respect of any Warranty Claim.

7.   DEFERRED A SHARE SUBSCRIPTION

     Left intentionally blank

8.   POST COMPLETION COVENANTS

     8.1 Each of the Covenantors severally undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser or except in the course of any continued employment or other engagement with the Company, the Purchaser, the Subsidiary or any member of the Purchaser's Group) he will not at any time after Completion:

          8.1.1 use or procure or cause or (so far as he is able) permit the use of any name or names identical or similar to or including the word "Macaw" or any colourable imitation thereof in connection with any activity whatsoever;

          8.1.2 disclose or divulge to any person (other than to officers or employees of the Purchaser or the Group whose province it is to know the same) or use (other than for the benefit of the Purchaser or the Group) any Confidential Information which is within his knowledge provided always for the avoidance of doubt that the restrictions contained in this clause 8.1.2 shall not apply to Confidential Information which, following Completion, enters the public domain other than by reason of a breach of this covenant nor to any disclosure required by law provided further that prior to such disclosure the Covenantor shall consult with the Purchaser with regard to the content of such disclosure and to the extent permitted by law; or

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          8.1.3 do or say anything which is likely or intended to damage the goodwill or reputation of the Company or the Subsidiary.

     8.2 Each of the Covenantors severally undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser) he will not, for a period of three years or, in relation to clauses
          8.2.4 and 8.2.5, in the case of Jonathan Foster only, one year after the date of this agreement, either on his own behalf or jointly with or as an officer, manager, employee, adviser, consultant or agent for any other person, directly or indirectly:

          8.2.1 approach, canvass, solicit or otherwise act with a view to enticing away from or seeking in competition with the Business the custom of any person who is, or who has at any time during the period of 12 months preceding the Completion Date been, a customer of the Company and during such period he shall not use his knowledge of or influence over any such customer to or for his own benefit or the benefit of any other person carrying on business in competition with the Business;

          8.2.2 seek to contract with or engage (in such a way as adversely to affect the Business) any person who has been contracted with or engaged to manufacture, supply or deliver products, goods or materials to the Company at any time during the period of 12 months preceding the Completion Date;

          8.2.3 approach, canvass, solicit, engage or employ or otherwise endeavour to entice away any person who at any time during the period of six months preceding the Completion Date shall have been an employee or officer, of the Company with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business in competition with the Business;

          8.2.4 be engaged, concerned or interested in any business within the United Kingdom in competition with the Business; or

          8.2.5 be engaged, concerned or interested in any business outside of the United Kingdom which competes with the Business within the United Kingdom.

     8.3 Jonathan Foster further undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser) he will not, for a period of two years after the date of this agreement, directly or indirectly be an employee of or consultant to or otherwise provide services to any of Princes Soft Drinks Limited, Silver Spring Mineral Water Company Limited, Gerber Foods Soft Drinks Limited, Villa Soft Drinks Limited, Brooks Soft Drinks Limited, Calypso Soft Drinks Limited or Waters & Robson Limited or any member of the same group of companies as such companies.

     8.4 Each of the covenants contained in clauses 8.1 to 8.3 (inclusive) shall constitute an entirely separate and independent restriction on Jonathan Foster and each of the covenants contained in clauses 8.1 and
          8.2 (inclusive) shall constitute an entirely separate and independent restriction on each of Andrew Cawthray and Martyn Rose.

     8.5 Nothing in this clause 8 shall prohibit any of the Covenantors from holding shares or stock quoted or dealt in on a recognised investment exchange (as defined in the FSMA) so long as not more than three per cent of the shares or stock of any class of any one company (other than the Purchaser) is so held provided that such shareholding is the only direct or indirect interest in such company.

     8.6 The Covenantors and each of them agree and acknowledge that the restrictions contained in this clause 8 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares but, in the event that any such restriction shall be found to be void or unenforceable but would be valid and effective if some part or parts thereof were deleted or modified, such restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

9.   INDEBTEDNESS

     The Warrantors shall indemnify the Purchaser against all costs, claims, expenses, losses and liabilities suffered or incurred by the Company or the Subsidiary by reason of the Existing Debt not comprising all amounts owed by the Company or the Subsidiary in respect of borrowings or indebtedness in the nature of borrowings other than trade debts incurred in the ordinary and usual course.

10.  TAXATION

     The provisions of schedule 4 shall apply with respect to the matters contained or referred to therein.

11.  PURCHASER'S WARRANTIES, COVENANTS AND POST COMPLETION COVENANTS

     11.1 The Purchaser warrants to each of the Vendors that:

          11.1.1 the Purchaser has the requisite power and authority to enter into and perform its obligations under this agreement and each of the other Acquisition Documents; and

          11.1.2 this agreement constitutes and the other Acquisition Documents will, when executed, constitute binding obligations upon the Purchaser in accordance with their respective terms.

     11.2 The Purchaser undertakes to and covenants with the Warrantors that none of the monies used to fund the purchase of the Shares are derived from the proceeds of crime and the Purchaser has not at any time received moneys representing the proceeds of crime.

     11.3 The Purchaser shall procure that the Company or the Subsidiary shall pay performance bonuses to certain employees of the Group, in the amounts set out against their respective names in schedule 9, with the employees' salaries to be paid on 26 August 2005. Such sums are net of employer's national insurance, but prior to deduction of employee's national insurance and PAYE, which shall be deducted by the Group prior to the payments being made.

12.  FURTHER ASSURANCE AND ATTORNEY

     12.1 On and after Completion, the Vendors shall, at the request of the Purchaser, do and execute or procure to be done and executed all such acts, deeds, documents and things as may reasonably be necessary to give effect to this agreement.

     12.2 Each Vendor hereby irrevocably and unconditionally appoints (by way of security) the Purchaser and any director of the Purchaser for the time being acting severally as his lawful attorney (and to the exclusion of any rights that he may have in such regard) for the purpose of exercising all voting and other rights and receiving all benefits and entitlements which at any time after the Completion Date attach to or arise in respect of any of the Shares and receiving notices of and attending and voting at all meetings of the members of the Company (or any class thereof) and generally executing or approving such deeds or documents and doing any such acts or things in relation to any of the Shares as the attorney may think fit, in each case from Completion to the day on which the Purchaser or its nominee is entered in the register of members as the holder of the Shares. For such purpose, each Vendor hereby authorises and instructs the Company to send all notices in respect of the Shares to the Purchaser during such period.

13.  ANNOUNCEMENTS

     No announcement, communication or circular concerning this agreement shall be made (whether before, on or after the Completion Date) by or on behalf of the Parties without the prior approval of the other or others (such approval not to be unreasonably withheld or delayed) save for:

     13.1 announcements to employees, customers, suppliers and agents of the Company and/or the Subsidiary and/or the Purchaser in the agreed form or as are reasonably necessary for the Purchaser and/or the Group to conduct their business after Completion;

     13.2 announcements to analysts and media briefings; and

     13.3 any announcement or other public disclosure required for the purposes of clause 15.2.

14.  COSTS

     Each of the Parties shall bear and pay its own legal, accountancy, actuarial and other fees and expenses incurred in and incidental to the preparation and implementation of this agreement and of all other documents in the agreed form, save that the fees payable to Deloitte and Touche in respect of the production of the Financial due diligence report shall be paid by the Company.

15.  CONFIDENTIALITY

     15.1 Subject to clause 15.2, each Party shall treat as strictly confidential and shall not disclose to any third party, any information received or obtained by it as a result of entering into or performing this agreement which relates to:

          15.1.1 the negotiations relating to this agreement or any of the Acquisition Documents;

          15.1.2 the provisions or subject matter of this agreement or any of the Acquisition Documents;

          15.1.3 in the case of the Vendors - the Purchaser or any member of the Purchaser's Group; and

          15.1.4 in the case of the Purchaser - the Vendors.

     15.2 A Party may disclose information which would otherwise be confidential if and only to the extent:

          15.2.1 disclosure is required by the law of any relevant jurisdiction applicable to any Party or the Purchaser's Group or for the purposes of any judicial proceedings;

          15.2.2 disclosure is required by any recognised investment exchange (as defined in the FSMA) or the rules of any market operated by such an exchange or by any regulatory or governmental body to which such Party or a member of that Party's group of companies is subject or submits;

          15.2.3 the information is disclosed on a strictly confidential basis to that Party's professional advisers, lenders or potential lenders for the purposes of advising that Party in connection with this agreement or any of the Acquisition Documents (including enforcing its rights or remedies hereunder or thereunder);

          15.2.4 the information is disclosed to that Party's or members of that Party's group of companies, directors, officers or employees on the basis that that they keep such information confidential and do not disclose it to any third party (save as provided by clauses 15.2.1 to 15.2.3 (inclusive));

          15.2.5 the information has come into the public domain otherwise than through any fault of that Party; or

          15.2.6 the other Parties have given prior written consent to the disclosure,

          provided that any information disclosed pursuant to clauses 15.2.1 and/or 15.2.2 shall only be so disclosed after consultation (where practicable) with the other Parties relevant to such disclosure. Mr Andrew Cawthray and/or Mr Martyn Rose shall be consulted (where practicable) in respect of any disclosure relating to the Vendors or the price paid for the Shares.

16.  SUCCESSORS AND ASSIGNMENT

     16.1 This agreement shall be binding on and enure for the benefit of each Party's successors and personal representatives but subject to clause 16.2, shall not be assignable without the prior written consent of the other Parties.

     16.2 Notwithstanding the provisions of clause 16.1, the Purchaser shall be entitled to assign the benefit to this agreement without the prior written consent of the other Parties:

          16.2.1 to any company which is for the time being a member of the Purchaser's Group provided that in the event of such assignee ceasing to be a member of the Purchaser's Group, the Purchaser shall procure that the said benefit shall be reassigned by the assignee to another member of the Purchaser's Group, failing which all of such benefit shall lapse and the assignee shall cease to have any rights under or in respect of this agreement; and

          16.2.2 by way of security or charge to the banks or other financial institutions providing the Purchaser with finance for the Consideration.

     16.3 Any purported assignment in breach of the clause shall be void and confer no rights on the purported assignee.

17.  ENTIRE AGREEMENT

     17.1 The Acquisition Documents constitute the entire agreement between the Parties with respect to the subject matter of the Acquisition Documents.

     17.2 Except for any misrepresentation or breach of warranty which constitutes fraud:

          17.2.1 the Acquisition Documents supersede and extinguish any representations and warranties previously given or made other than those contained in the Acquisition Documents;

          17.2.2 each Party acknowledges to the others (and shall execute the Acquisition Documents in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the warranties contained in the Acquisition Documents;

          17.2.3 each Party hereby irrevocably and unconditionally waives any right it may have to claim damages or to rescind this agreement or any of the other Acquisition Documents by reason of any misrepresentation and/or warranty not set forth in any such document.

     17.3 Each of the Parties acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this clause 17 are reasonable.

18.  VARIATIONS

     No variation of this agreement or any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of each of the relevant Parties.

19.  WAIVER

     19.1 A waiver or discharge of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

     19.2 No failure or delay on the part of any Party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     19.3 Except as specifically provided herein, the rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

20.  AGREEMENT CONTINUES IN FORCE

     This agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion shall have taken place.

21.  SEVERABILITY

     The invalidity, illegality or unenforceability of any provisions of this agreement shall not affect the continuation in force of the remainder of this agreement.

22.  NOTICES

     22.1 Any notice to be given pursuant to the terms of this agreement shall be given in writing to the Party due to receive such notice at (in the case of a company) its registered office from time to time or (in the case of an individual) at his address set out in this agreement or such other address as may have been notified to the other parties in accordance with this clause 22.

     22.2 Notice shall be delivered personally or sent by prepaid special delivery or registered post (airmail if overseas) and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) two Business Days after posting (five Business Days if sent by airmail).

23.  COUNTERPARTS

     This agreement may be executed in any number of counterparts each of which when executed by one or more of the Parties shall constitute an original but all of which shall constitute one and the same instrument.

24.  THIRD PARTY RIGHTS

     Save for a permitted assignee in accordance with clause 16.2, a person who is not Party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

25.  GOVERNING LAW AND JURISDICTION

     25.1 This agreement shall be governed by and construed in accordance with the laws of England.

     25.2 The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that accordingly, any suit, action or proceedings arising out of or in connection with this agreement shall be brought in such courts.

IN WITNESS of which the Parties or their duly authorised representatives have executed this agreement as a deed.

                                   SCHEDULE 3

                                 THE WARRANTIES

                                     PART 1

                                     GENERAL

1.   DISCLOSURE OF INFORMATION

     The facts set out in the schedules 1, 2 and 7 are true and accurate.

2.   SHARE CAPITAL

     2.1 The Shares constitute the whole of the allotted and issued share capital of the Company and have been properly allotted and issued.

     2.2 Other than this agreement, the Company has not entered into any agreement, option or commitment requiring the allotment, issue, transfer of or the grant to any person of the right to require the allotment, issue, transfer or grant to any person of any shares in the capital of the Company which, in each case, remains outstanding.

     2.3 The Company has not received any written notice under the provisions of the Companies Acts for the rectification of the register of members of the Company.

     2.4 The Company has not exercised any lien over the Shares and no call on the Shares is outstanding and all the Shares are fully paid up.

     2.5 The Company has not in the last six years given any financial assistance in connection with the purchase of shares as would fall within the provisions of sections 151 to 157 of the 1985 Act.

     EFFECT OF SALE

     2.6 The execution or the performance of this agreement or any document to be executed at or before Completion in accordance with this agreement will not:

          2.6.1 result in a breach of, conflict with, or give rise to an event of default under, any agreement to which the Company is party or by which the Company is bound;

          2.6.2 relieve any other party to an agreement with the Company of its obligations or enable it to terminate the agreement or arrangement; or

          2.6.3 result in the creation or imposition of an Encumbrance on any of the assets of the Company.

3.   ACCOUNTS

     3.1 The Accounts have been prepared in accordance with the requirements of the Companies Acts and on a basis consistent with that adopted in the preparation of the audited accounts of the Company for each of the last three preceding financial years of the Company and in accordance with current applicable financial reporting standards and current applicable statements of standard accounting practice and applicable generally accepted accounting principles and practices in the United Kingdom and give a true and fair view of the assets and liabilities and state of affairs of the Company as at the Accounts Date and its profits and losses for the relevant period ended on the Accounts Date.

     3.2 The Management Accounts have been carefully prepared on a basis consistent with the management accounts for the previous 12 months and give a reasonable view, having regard to the purpose for which they were prepared, of the Company's assets and liabilities and profits and losses as at the Management Accounts Date.

     3.3 Neither the Accounts nor the Management Accounts reflect any unusual or extraordinary items.

4.   POSITION SINCE ACCOUNTS DATE AND THE MANAGEMENT ACCOUNTS DATE

     4.1  Since the Accounts Date:

          4.1.1 the business of the Company has been carried on in the ordinary and usual course and so as to maintain the same as a going concern;

          4.1.2 the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or agreed to assume any material liability otherwise than in the ordinary course of business;

          4.1.3 no capital expenditure has been, or agreed to be, incurred and no commitments of a capital nature have been, or agreed to be, entered into by the Company, in each case which remain outstanding in whole or in part;

          4.1.4 no management, consultancy or like charges have been incurred or agreed to by the Company;

          4.1.5 no provision or reserve included in the Accounts has proved to be inadequate in the light of subsequent circumstances and, so far as the Warrantors are aware, there are no circumstances which indicate that any such provision or reserve may prove to be inadequate;

          4.1.6 no debtor has been released by the Company on terms that he pays less than the book value of his debt and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

          4.1.7 there has been no resolution of or agreement by the members of the Company or any class thereof (except as provided in this agreement or with the prior written consent of the Purchaser) and in particular there has been no capital reorganisation or other change in the capital structure of the Company;

          4.1.8 no supplier to or customer of the Company who accounted for more than five per cent of the Company's annual turnover in the last financial year has ceased to trade with the Company or notified the Company of its intention to do so;

          4.1.9 the Company has paid its creditors and collected its debts in accordance with the usual practice of the Company;

          4.1.10 there has been no capitalisation of reserves of the Company;

          4.1.11 the Company has not changed its accounting reference period or any of its accounting principles or accounting policies; and

          4.1.12 the Company has not declared or paid any dividend or distribution.

     4.2 Since the Management Accounts Date there has been no material adverse change in the financial, cashflow or trading position of the Company (provided that nothing herein shall constitute a warranty in respect of the trading prospects of the Company).

5.   LICENCES AND CONSENTS

     5.1 The Company has obtained all material licences, permissions, authorisations and consents necessary to own and operate its assets and for the proper carrying on of its business as carried on at the Completion Date (the "LICENCES").

     5.2 All the Licences are detailed in the Disclosure Letter (including the expiry date of such Licence) are in full force and effect and the Company is not in breach of any of the material terms and conditions attached thereto.

     5.3 The execution or the performance of this Agreement or any document to be executed at or before Completion in accordance with this Agreement will not:-

          5.3.1 result in a breach of any Licence; or

          5.3.2 entitle any third party to terminate a Licence.

6.   ASSETS

     6.1 Other than stock and work in progress sold or realised in the ordinary course of business and debts collected in the ordinary course of business all the property and assets which are described and included in the Accounts or which have been acquired since the Accounts Date are:

          6.1.1 legally and beneficially owned by the Company;

          6.1.2 situated in the United Kingdom;

          6.1.3 in the possession or under the control of the Company; and

          6.1.4 free from all Encumbrances other than a Permitted Encumbrance.

     6.2 The Company owns all the assets necessary for the effective operation of the business as it is run as at the Completion Date.

     6.3 None of the assets referred to in paragraph 6.1 are the subject of any assignment, royalty, overriding royalty, factoring arrangement, leasing or hiring agreement or hire purchase agreement for payment on the deferred terms.

     6.4 All the plant, machinery, equipment (other than vehicles) owned or used by the Company:

          6.4.1 is in reasonable repair and working order having regard to its age and level of usage;

          6.4.2 has been maintained so as to comply with all relevant legal requirements; and

          6.4.3 so far as the Warrantors are aware, neither requires nor is undergoing substantial repairs; and

          6.4.4 so far as the Warrantors are aware, none of such plant, machinery or equipment fails to comply with applicable safety standards.

     6.5 So far as the Warrantors are aware, all motor vehicles owned or used by the Company are in a roadworthy condition.

     6.6 The asset registers and the register of items on hire or contract purchase of the Company comprise a complete and accurate record of all assets owned or used by the Company, including the plant, machinery, equipment and vehicles.

          MAINTENANCE

     6.7 Copies of the maintenance contracts which are in effect in respect of the assets of the Company are annexed to the Disclosure Letter.

     6.8 The Production Line IT Systems have been satisfactorily maintained and have the benefit of the maintenance agreements specified in the Disclosure Letter.

     6.9 So far as the Warrantors are aware, the Production Line IT Systems have adequate capability and capacity for the current projected requirements of the Company for not less than two years following Completion.

     6.10 In the reasonable opinion of the Warrantors, the Company has sufficient technically competent and trained employees to ensure the proper handling, operation, monitoring and use of the Production Line IT Systems.

     6.11 The Company has adequate procedures to ensure internal and external security of the Production Line IT Systems including procedures for taking and storing on-site back-up copies of computer programs and data.

     6.12 In the year preceding Completion, the Company has not suffered any major failures or bugs in or breakdowns of any of the Production Line IT Systems (including hardware and software) which have resulted in significant or repeated disruption or loss or interruption in or to its use.

     6.13 The Company has not authorised the use of its Production Line IT Systems for any illegal purpose.

7.   DEBTS AND STOCK

     7.1 All the existing stock of raw materials, packaging and finished goods is of satisfactory quality and in good repair and condition and is capable of being sold on an arm's length basis in accordance with the Company's current price list without rebate or allowance (other than normal customer rebates and allowances).

     7.2 The stock referred to in paragraph 7.1 is sufficient and has a remaining shelf life which is appropriate for the normal requirements of the business of the Company having regard to current and reasonably anticipated demand.

     7.3 All obsolete, redundant and excess stocks have been written off by the Company, and all slow-moving and damaged stocks have been written down appropriately.

     7.4 The book debts shown in the Accounts have realised their nominal amount less any reserve for bad or doubtful debts included in the Accounts and none of the book debts incurred since the Accounts Date and which are outstanding at the Completion Date are overdue by more than 12 weeks or is the subject of an arrangement not made in the usual course of the Company's business.

     7.5 The Warrantors are not aware of any reason why any of the debts owing to the Company at the Completion Date and which were not fully written off or fully provided against in the Accounts or Management Accounts may prove to be irrecoverable to any extent.

     7.6 The Company is not owed any sums other than trade debts incurred in the ordinary course of business.

8.   INSURANCE

     8.1 Material particulars of all insurance policies (together the "POLICIES") effected by the Company or by any other person in relation to any of the Company's assets are set out in the Disclosure Letter. All premiums due on such Policies have been duly paid and all such Polices are valid and in force. The Company has not been notified in writing of the repudiation of any of the Policies or any denial or reduction of coverage under any Policies.

     8.2 There are no outstanding claims made by the Company under any insurance policy maintained by the Group and so far as the Warrantors are aware, no circumstances exist which might give rise to such a claim.

     8.3 All of the Company's assets and Properties which are of an insurable nature have at all material times been, and are insured to their full reinstatement or replacement value.

     8.4 The Company has at all material times been insured in accordance with the recommendations of its insurance brokers against accident, injury, third party loss, loss of profits and damage.

     8.5 The Company has no interest in and is not a beneficiary under, and does not pay and is not liable to pay any part of the premiums on, any policy of life assurance.

9.   RECORDS

     9.1  All the books of account of the Group which the Group is required by
          Section 221 of the 1985 Act to maintain (other than records required for VAT purposes) are in its possession or under its control and have in all material respects, been properly kept and compiled.

     9.2 So far as the Warrantors are aware, there are no significant deficiencies or material weaknesses in the design or operation of the Company's internal controls over financial reporting that would reasonably be expected to adversely affect the Company's ability to record, process, summarise and report financial information, given the extent and nature of the business of the Company as carried on at Completion.

10.  CONFIDENTIAL INFORMATION

     10.1 The Company does not use and process and is not engaged in any activities which involve the misuse of confidential information belonging to a third party.

     10.2 The Warrantors are not aware of misuse by any person of any of the Confidential Information.

     10.3 The Company has not disclosed to any person any of its Confidential Information except where such disclosure was made in the ordinary course of the Company's business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information.

11.  INTELLECTUAL PROPERTY

     11.1 The Company is the sole unencumbered legal and beneficial owner and, where registered, the sole registered proprietor of all the Business Intellectual Property.

     11.2 The Business Intellectual Property comprises all Intellectual Property required in order to carry on the business of the Company in the manner it was carried on as at the Completion Date.

     11.3 The material particulars as to ownership and registration (and applications therefor) of registrable Business Intellectual Property, including priority and renewal dates where applicable, are set out in the Disclosure Letter.

     11.4 The material particulars as to ownership of unregistrable Business Intellectual Property of which the Company is not the legal owner are set out in the Disclosure Letter.

     11.5 Each part of the Business Intellectual Property is valid, subsisting and enforceable and not subject to any limit as to time or any other limitation, right of termination, reassignment or restriction.

     11.6 The Company is not engaged in, and has not received notice of, any proceedings for opposition, cancellation, revocation or rectification of or claims by any person (including, without limitation, from any employees or former employees of the Company) in respect of any Business Intellectual Property and, so far as the Warrantors are aware, no such proceedings or claims are pending.

     11.7 The Company has taken all reasonable steps necessary for the maintenance and protection of the Business Intellectual Property and all rights therein in all relevant jurisdictions.

     11.8 The Company has not granted or entered into any agreement or arrangement for the licensing or otherwise permitting or authorising the use or exploitation of the Business Intellectual Property by third parties or which prevent, restrict or otherwise inhibit the Company's freedom to use and exploit the Business Intellectual Property (whether now or in the future). So far as the Warrantors are aware, none of the Business Intellectual Property is currently being infringed. No third party has threatened any such infringement and nor is it the subject of any claim for ownership or compensation by any third party or any criminal investigation or prosecution in relation thereto.

     11.9 The carrying on of the Company's business as presently constituted does not require the making of royalty or similar payments to any third party and none of the Company's activities, processes or products, infringe any Intellectual Property or other rights belonging to or vested in any third party. Insofar as such Business Intellectual Property is not owned by the Company, its use is licensed to the Company under the agreements listed in the Disclosure Letter which agreements are valid and subsisting. The agreements and the use of the Business Intellectual Property licensed to the Company thereunder are not restricted in any way and neither the Company nor any other party thereto is in breach of any of the provisions thereof.

     11.10 There are no outstanding claims against the Company for infringement of any Intellectual Property used by it.

     11.11 The Company does not carry on business or sell any product or service under any name other than its corporate name and the trading names, trade marks, current product names and other trading styles disclosed in the Disclosure Letter.

     11.12 No claims or applications have been made against and no notifications (including "non-threatening letters") have been received by the Company in respect of the business of the Company which (notwithstanding any view taken by the Warrantors as to the merits of such claim application, notification or circumstances) if pursued, granted or acted on would affect the accuracy of the Warranties set out in this paragraph 11.

12.  COMPUTER SYSTEMS

     12.1 None of the Company's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise dependent upon or held by any means (including any electronic, mechanical or photographic processes whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

     12.2 The Computer Systems have been satisfactorily maintained and have the benefit of the maintenance agreements specified in the Disclosure Letter.

     12.3 So far as the Warrantors are aware, the Computer Systems have adequate capability and capacity for the projected requirements of the Company for not less than two years following Completion for the processing and other functions required to be performed for the purposes of the business of the Company as carried on as at the Completion Date.

     12.4 In the reasonable opinion of the Warrantors, the Company has sufficient technically competent and trained employees to ensure the proper handling, operation, monitoring and use of the Computer Systems.

     12.5 The Company has adequate procedures to ensure internal and external security of the Computer Systems including procedures for taking and storing on-site back-up copies of computer programs and data.

     12.6 In the year preceding Completion, the Company has not suffered any major failures or bugs in or breakdowns of any of the Computer Systems (including hardware and software) which have resulted in significant or repeated disruption or loss or interruption in or to its use.

     12.7 The Company has not used the Computer Systems for any unauthorised purpose.

     12.8 The Company is registered under the Data Protection Act 1984 and, to the extent necessary, has notified the Data Protection Commissioner under the Data Protection Act 1998 (the terms "Data Protection Act 1984" and "Data Protection Act 1998" for the purposes of paragraphs
          12.8 to 12.10 inclusive include any equivalent non-UK data protection legislation to which the Company may be subject) and, no individual has claimed compensation from the Company under the Data Protection Acts 1984 and 1998.


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
     12.9 The Company complies with all requirements under the Data Protection Acts 1984 and 1998 including, without limitation:

          12.9.1 the data protection principles set out under the Data Protection Acts 1984 and 1998;

          12.9.2 requests from individuals for access to personal data held by it;

          12.9.3 the requirements relating to the registration and/or notification of processing of personal data;

          12.9.4 where necessary, under the Data Protection Acts 1984 and 1998, the consent of the data subjects to the processing of personal data relating to them has been obtained.

     12.10 The Company has not received a notice from or been subject to enquiries by the Data Protection Registrar or Commissioner regarding non-compliance or alleged non-compliance by the Company with any provision of the Data Protection Acts 1984 and 1998 (including, without limitation, the data protection principles).

     12.11 The Company is the sole owner of the domain names Macaw.uk.com, Macawly.com, h2spring.co.uk, h2sport.co.uk, h2drinks.co.uk, h2water.co.uk, h2kids.co.uk and h2drinks.com together with the websites which may be accessed at those domain names (the "WEBSITES") including the goodwill, copyright and other Intellectual Property in the Websites.

     12.12 The Company does not operate the Website in any manner or allow it to host material which is in breach of any law, international conventions, codes or regulations applicable to the Internet including infringement of copyright or other Intellectual Property, defamation, fraud, theft, drug-trafficking, money laundering or terrorism.

     12.13 The Computer Systems and the Production Line IT Systems comprise all of the computer and automated systems used by the Company and all of the computer processors, associated and peripheral equipment, software, computer programs, technical documentation and data entered into or created by the foregoing from time to time.

13.  EMPLOYEES

     13.1 None of the officers or senior employees of the Company (being an employee whose basic salary is in excess of L40,000 per annum) has given or received notice terminating his employment or will be entitled to give notice as a result of the provisions of this agreement and the Warrantors are not aware of any such officer or employee who intends to give notice of resignation.

     13.2 Particulars of all the material terms and conditions of employment of all the directors or employees of the Company (including, without limitation, remuneration, incentives, bonuses, expenses, profit-sharing arrangements and other payments, share option schemes and other benefits whatsoever payable) are set out in the Disclosure Letter. Copies of directors' service agreements and a specimen copy of the standard terms and conditions of employment applicable to all of the employees of the Company are annexed to the Disclosure Letter.

     13.3 Save as set out in the schedule of employees attached to the Disclosure Letter:-

          13.3.1 the Company has no employees; and

          13.3.2 no employee of the Company receives or is entitled to receive any bonus, commission, variable remuneration, insurance, benefit in kind, motor vehicle for private use or other reward other than wages or salary at a fixed rate and true, complete and accurate particulars of each employee's current remuneration, age, sex, date of commencement of continuous employment (for the purposes of the Employment Rights Act 1996) and pension scheme membership appear in that schedule.

     13.4 Where any employee has been continuously absent from work for more than one month, the length and reason for the absence is set out in the Disclosure Letter.

     13.5 There is not in existence any contract of employment with any director or employee of the Company (or any contract for services with any individual) which cannot be terminated by the Company giving three months' notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Company has a continuing obligation.

     13.6 In the three years prior to Completion in relation to each of the present and former officers or employees of the Company, the Company has:

          13.6.1 complied in all material respects with all obligations imposed on it by articles of the Treaty establishing the European Community, European Community law, European Commission regulations and directives and all statutes, statutory instruments, orders and regulations relevant to the relations between it and its employees or it and any recognised trade union or appropriate representatives or the terms and conditions of employment or working conditions of its employees (including, without prejudice to the generality of the foregoing, health and safety at work and sex, race, disability, sexual orientation or religion/belief discrimination) and complied with any recommendations made to the Company by the Advisory Conciliation and Arbitration Service or the Equal Opportunities Commission, the Commission for Racial Equality or the Disability Rights Commission;

          13.6.2 maintained accurate personnel records which are up to date in all material respects, in respect of each of its employees;

          13.6.3 complied in all material respects with all collective agreements for the time being dealing with such relations or the conditions of service of its employees; and

          13.6.4 complied with all relevant orders and awards made under any statute affecting the conditions of service of its employees.

     13.7 The Company is not involved in any litigation or other disputes with any of the former or present officers or employees of the Company.

     13.8 The aggregate level of remuneration payable to employees of the Company has not increased by more than 10% within the last 12 months.

     13.9 The Company has not offered or agreed to increase the remuneration of any employee beyond that disclosed and has not altered or sought to alter any of the terms and conditions of employment of any employee from those disclosed.

     13.10 No present or former employee has any right to be indemnified by the Company arising out of an act or omission in the course of his office or employment or in relation to the termination of that office or employment on or before the date of this agreement.

     13.11 There is no share incentive scheme, share option scheme, profit sharing scheme or other bonus scheme or incentive scheme for all or any of the officers or employees of the Company nor has any proposal been announced to establish any such scheme.

     13.12 The Company has no agreement or other arrangement, whether oral or written with any trade union or other body representing employees or any of them and the Company does not recognise any trade union or other body representing employees of the Company or any of them.

     13.13 The Company is not involved in any industrial or trade union dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or body of employees, and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such dispute.

     13.14 There has been no strike, work to rule or industrial action (official or unofficial) by any employee or group of employees within the last five years and, so far as the Warrantors are aware, there are no current facts likely to give rise to the same.

     13.15 The Company has complied with all awards and declarations made by the Central Arbitration Committee.

     13.16 Other than as imposed by statute, there is no agreement, arrangement, scheme or obligation for the payment of any pensions, allowances, lump sums or other like benefits:

          13.16.1 on redundancy;

          13.16.2 on retirement;

          13.16.3 on death; or

          13.16.4 during periods of sickness or disablement,

          in each case for the benefit of any of the present or former officers or employees of the Company.

     13.17 Within the five years preceding Completion, the Company has not been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) nor has the Company failed to comply with any duty to inform and consult any appropriate representative of any of the employees of the Company under the said Regulations within the six months preceding Completion.

     13.18 Save for current month accrued salary, benefits and expenses, no amounts due to or in respect of any of the officers or employees of the Company (including PAYE and national insurance and pension contributions) are in arrears or unpaid.

     13.19 So far as the Warrantors are aware, there is not at present a claim against the Company arising out of the employment or termination of employment of any employee or former employee of the Company for compensation for loss of office or employment or otherwise and whether under the Employment Rights Act 1996, Race Relations Act 1976, Equal Pay Act 1970, Sex Discrimination Act 1975, Sex Discrimination Act 1986, Disability Discrimination Act 1995, Working Time Regulations 1998, National Minimum Wage Act 1998, Trade Union and Labour Relations (Consolidation) Act 1992, Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Religion or Belief) Regulations 2003 and the regulations made under such acts or regulations or any other act or otherwise nor, so far as the Warrantors are aware, has any such claim been threatened nor any circumstances arisen which is likely to give rise to such a claim.

     13.20 The Company has not within the period of 12 months preceding the date of this Agreement given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative of any of the Company's employees under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992, nor has the Company failed to comply with such obligation under that Part.

     13.21 The Company has no contractual rules, policies, procedures, arrangements or agreements express or, so far as the Warrantors are aware, implied through custom and practice in relation to redundancy procedures and payments.

14.  PENSIONS

     14.1 In this warranty:

          "APPROVED" means exempt approved by the Board of Inland Revenue for the purposes of either Chapter I or Chapter IV of Part XIV of the Taxes Act and "APPROVAL" shall be construed accordingly;

          "DISCLOSED SCHEMES" means the Stakeholder Scheme, the Macaw (Soft Drinks) Directors' Pension Plan; the Macaw (Soft Drinks) Executive Pension Plan; the Macaw Soft Drinks Retirement Benefit Scheme with Scottish Life, the Death in Service Scheme; the Personal Accident Cover scheme and the Permanent Disability Cover scheme;

          "STAKEHOLDER SCHEME" means the Macaw (Soft Drinks) Limited Stakeholder Pension Scheme, a Stakeholder Pension Scheme within the meaning of
          Section 1 of the Welfare Reform and Pensions Act 1999;

          "1993 ACT" means the Pension Schemes Act 1993.

     14.2 There is not and has not been in operation, and no proposal has been announced to enter into or establish, and the Company does not contribute, is not bound to contribute either now or in the future and has not contributed to, any agreement, arrangement, scheme, custom or practice (whether enforceable or not, whether or not Approved and whether or not funded for in advance) for the payment of any relevant benefits as defined in Section 612 of the Taxes Act (including, without limitation, any pensions, allowances, lump sums or other benefits on death, retirement or termination of employment (whether voluntary or not), or during any period of sickness or disablement), for or in respect of any of the Company's employees or officers or former employees or officers, or any dependant of such an employee or officer, or former employee or officer, other than under the Disclosed Schemes.

     14.3 All relevant details of the Disclosed Schemes, including current details of the rate(s) at which the Company is obliged to contribute in respect of each employee or officer who is a member of the Disclosed Schemes, have been disclosed to the Purchaser.

     14.4 In relation to all of the Disclosed Schemes there has been supplied to the Purchaser a list of all of the Company's employees or officers who are members of the Disclosed Schemes and a list of all of the Company's employees or officers who will become eligible to join the Disclosed Schemes upon the satisfaction of any conditions of eligibility.

     14. All contributions due to or premiums due in respect of the Disclosed Scheme have been paid on or before the date on which payment falls due. No contribution to or premium due to any of the Disclosed Scheme in respect of a period prior to Completion is unpaid.

     14.6 The Disclosed Schemes have been Approved since their commencement dates and there is no reason why such Approval may be withdrawn or cease to apply.

     14.7 The Stakeholder Scheme is a contracted-out scheme as defined in
          Section 7 of the 1993 Act and has been administered in accordance with the contracting-out requirements of Part III of the 1993 Act. The Company holds or is named in a current contracting-out certificate covering the employments of all its officers or employees who are members of the Stakeholder Scheme and there is no reason why such certificate should be withdrawn or cease to apply.

     14.8 All benefits (other than lump sum benefits on death in service) payable under the Disclosed Schemes are money purchase benefits (as defined in section 181 of the 1993 Act).

     14.9 All death in service benefits which may be payable under any of the Disclosed Schemes are fully insured, all insurance premiums have been duly paid and, so far as the Warrantors are aware, there are no grounds on which the relevant insurance company could avoid liability under any policy of insurance applicable to such benefits.

     14.10 All actuarial, consultancy, legal and other fees, charges or expenses in respect of the Disclosed Schemes have been paid and, so far as the Warrantors are aware, there are no such fees currently unbilled.

     14.11 The Disclosed Schemes and the Company have at all times complied with the material provisions of the Disclosed Schemes and with all relevant statutes, regulations and requirements in relation to the Disclosed Schemes.

     14.12 All benefits under the Disclosed Schemes are provided on a money purchase basis. No assurance, promise or guarantee (whether oral or written) has been given to any person as to the level of benefits to be provided under any of the Disclosed Schemes.

     14.1 None of the Disclosed Schemes hold any employer related investments (as defined in Section 40 of the Pensions Act 1995).

     14.14 Actuarial advice has been taken on the funding of the Macaw (Soft Drinks) Directors' Pension Plan and the Macaw (Soft Drinks) Executive Pension Plan and contributions have at all times been paid in accordance with the rates recommended by the actuary. The latest actuarial valuation of the Macaw (Soft Drinks) Directors' Pension Plan has been delivered to the Purchaser.

     14.15 So far as the Warrantors are aware, there are no civil, criminal, arbitration, administrative or other proceedings, claims or disputes (including, without limitation, any complaints by members, former members or prospective members under the internal disputes resolution procedure, any complaint to the Pensions Ombudsman or any investigation or enquiry, routine or otherwise by the Occupational Pensions Regulatory Authority or the Pensions Regulator) by or against the trustees, managers or administrators of the Pension Scheme or the Company in progress, pending or threatened and no circumstances exist which might give rise to any such proceedings, claims or disputes.

15.  CONTRACTS

     15.1 There is not outstanding in connection with the business of the
          Company:

          15.1.1 any agency, distributorship, marketing or licensing agreement pursuant to which any part of the business of the Company has been carried on;

          15.1.2 any agreement requiring capital expenditure or a series of related capital expenditures in excess of L50,000; or

          15.1.3 any agreement obligating the Company to guarantee the obligations of any third party.

     15.2 The Company is not a party to, or subject to any contract, arrangement, obligation or liability which:-

          15.2.1 is long term (ie not terminable on 60 days notice or less without payment of compensation or damages);

           15.2.2 is not wholly on an arm's length basis in the ordinary course of business, nor has the Company been party to any such contract, arrangement, obligation or liability within the past three years;

          15.2.3 is loss making; or

          15.2.4 restricts its freedom to carry on its business in any part of the world.

     15.3 The Company is not in default of any material provisions of any agreement and, so far as the Warrantors are aware, no party with whom the Company has entered into any agreement is in default of any material provisions of such agreement.

     15.4 Neither the Warrantors nor the Company has received notice of intention to terminate any agreement or contract to which it is a party or to call in any money before the date on which payment thereof would normally or otherwise be due from the Company.

     15.5 The Company is up to date with all payments under the HSBC hire purchase agreement relating to the bottle blowing machine.

     CUSTOMERS AND SUPPLIERS

     15.6 During the six months preceding the date of this Agreement there has been no substantial change in the basis or terms on which any person (including any supplier) is prepared to enter into contracts or do business with the Company (apart from normal price changes) and so far as the Warrantors are aware, the Company has not received notice from any customers or suppliers, that any such change is likely or contemplated.

     15.7 So far as the Warrantors are aware, the Company has not received notice from any customers or suppliers that they will cease to do business with the Company following Completion.

16.  TRADING

     16.1 The Company has not given any guarantee or warranty or made any representation in respect of goods supplied or contracted to be supplied by it save for any guarantee or warranty implied by law and (save as aforesaid) has not accepted any obligation which could give rise to any liability after any such goods or services have been supplied by it.

     16.2 Neither the Company nor the Warrantors have received notice of any claim which remains outstanding alleging any defect in, or lack of fitness for purpose of, any goods supplied by the Company, and the Warrantors are not aware of any defective products having been supplied by the Company which are likely to give rise to any such claim.

     16.3 So far as the Warrantors are aware, the Company has not supplied or produced any product, and has no product in stock or in the course of production, which is or was dangerous or injurious to health or likely to cause loss or damage or which it would be illegal to supply or use or having a defect in it within the meaning of section 3 of the Consumer Protection Act 1987.

     16.4 Details of all recalls within the last two years of products produced by the Company are set out in the Disclosure Letter.

     LABELLING

     16.5 All of the stocks of goods held by the Company at Completion which have been labelled or packed bear labels or packaging (and if applicable are accompanied by instructions) which comply with all applicable legal requirements governing the form and content of labels, packaging and instructions for goods of the nature of those in question in the places in or through which they are to be supplied, used or transported and do not infringe any intellectual property rights of any person.

     16.6 Other than in the ordinary course of business, no offer or tender is outstanding which is capable of being converted into a legally binding obligation of the Company by an acceptance or other act of some other person.

17.  JOINT VENTURES ETC

     17.1 The Company is not:

          17.1.1 a party to any joint venture, consortium, partnership or profit-sharing arrangement or agreement; or

          17.1.2 a member of any partnership, trade association or society.

     17.2 The Company does not use or operate any branch outside of the United Kingdom.

18. BORROWINGS

     18.1 Except as disclosed in the Accounts and other than Permitted Encumbrances or Existing Debt, the Company does not have outstanding:

          18.1.1 any borrowing or indebtedness in the nature of borrowing including any bank overdrafts, loan capital, off balance-sheet financing, liabilities under acceptances (other than in respect of normal trade bills) and acceptance credits other than normal trade credit from suppliers in the ordinary course of business;

          18.1.2 any guarantee, suretyship, indemnity or similar encumbrances, agreement or undertaking (whether or not legally binding) to procure the performance by any person of any obligation or to procure the solvency of any person or any similar obligation; or

          18.1.3 any Encumbrance or any obligation (including a conditional obligation) to create an Encumbrance.

     18.2 All of the Company's borrowings may be repaid by the Company at any time on no more than one month's notice and without any premium or penalty (howsoever called) on repayment.

     18.3 The Company has disclosed full and correct information in accordance with the terms of the facility to its invoice discount facility provider (including rebates and allowances). No material actions have been required of the Company by The Royal Bank of Scotland plc and/or The Royal Bank of Scotland Invoice Discounting Limited as a result of invoice discounting audits in the two years prior to Completion.

     18.4 The total amount borrowed by the Company is from its bankers or raised by way of acceptance credit and does not exceed its loan and other facilities. True, complete and accurate details of all such facilities are set out in the Disclosure Letter and such facilities do not exceed the limitation on its borrowing and other powers contained in its articles of association or any other deed or document binding upon it.

     18.5 The Company has not received notice from any lenders of any money requiring repayment, which notice is still outstanding.

     18.6 None of the facilities of the Company are dependent on the guarantee or support or indemnity of, or any security provided by, a third party other than a Group Company.

     18.7 The Company has not factored its debts nor has the Company engaged in financing of a type which would not require to be shown or reflected in the Accounts.

     18.8 A statement certified by the Company's bankers of the credit or debit balances of the Company's bank accounts as at a date not more than two Business Days before the date of this Agreement has been supplied to the Purchaser and the Company has no other bank or deposit account (whether in credit or overdrawn) not included in such statement and since the date of such statement there have been no payments out of any such accounts except for routine payments in the ordinary course of business.

     18.9 The Company has not entered into any agreement or undertaking (whether or not legally binding) to subordinate or postpone repayment of debt owed to it by any person.

19.  LITIGATION, OFFENCES AND COMPLIANCE WITH STATUTES

     19.1 Otherwise than as claimant in the collection of debts arising in the ordinary course of business not exceeding L10,000 individually and L100,000 in aggregate, the Company is not and has not been in the two years preceding the Completion Date the claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or, so far as the Warrantors are aware, are threatened by or against the Company. So far as the Warrantors are aware, no facts, matters or circumstances exist which might give rise to the same.

     19.2 The Company is not subject to any order or judgment given by any court, tribunal or government agency which is still in force and unsatisfied.

     19.3 So far as the Warrantors are aware neither the Company nor any of its officers, agents or employees (during the course of their duties in relation to the business of the Company) has committed or omitted to do any act or thing the commission or omission of which is in contravention of any statutory obligation or any other law of the United Kingdom giving rise to any fine, penalty, default proceedings or other liability or restriction in relation to the business or officers of the Company or any of its assets or any judgment or decision.

     19.4 Particulars of all grants, allowances, subsidies, loans or financial assistance paid or pledged to the Company during the last six years by any supranational, national or local authority or government agency are set out in the Disclosure Letter and the Company has not done or agreed to do anything as a result of which either any investment or other grant paid to the Company is liable to be refunded in whole or in part or any such grant for which application has been made by it will not be paid or will be reduced.

     19.5 There is not outstanding any liability for industrial training levy or for any other statutory or governmental levy or charge.

     19.6 There is and has been no governmental, regulatory or other investigation, enquiry or disciplinary action regarding the Company and none is pending or threatened and, so far as the Warrantors are aware, there are no circumstances which could give rise to such an investigation, enquiry or action.

     19.7 Neither the Company nor any person for whose acts or defaults the Company may be vicariously liable has:-

          19.7.1 induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement;

          19.7.2 offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

          19.7.3 directly or indirectly has made a contribution to a political activity.

20.  RESTRICTIVE AGREEMENTS

     20.1 Neither the Company nor any of its officers or employees has been party to any agreement, understanding, arrangement, concerted practice or conduct which infringed:

          20.1.1 the Competition Act 1998;

          20.1.2 the Enterprise Act 2002;

          20.1.3 Articles 81 and 82 of the Treaty establishing the European Community; or

          20.1.4 any other competition or anti-trust legislation or regulations which apply in the EEA or within any jurisdiction within the EEA or any other jurisdiction in the world.

     20.2 The Company has received no notice, request, order or other communication from any authority, commission, government department, court or other public agency charged with the oversight or enforcement of any of the legislation referred to in paragraph 20.1.

     20.3 The Company has not given any assurance or undertaking to the Office of Fair Trading, the Director General of Fair Trading, the Competition Commission, any sector regulator, the Secretary of State for Trade and Industry, the European Commission, the Court of First Instance or the Court of Justice of the European Communities or any other court of competent jurisdiction and is not subject to any act, decision, order, regulation or other instrument made by any of them in relation to the Company under or by reference to any legislation or regulations referred to in paragraph 20.1.

     20.4 The Company has received no complaint under or by reference to any of the legislation referred to in paragraph 20.1 from any person and has not received any request for information, investigation or objection under or by reference to any of the legislation referred to in paragraph 20.1 or been party to any proceedings to which this legislation (or any of it) was pleaded or relied upon.

     20.5 The Company has not notified any agreements or other arrangements to the European Commission for negative clearance or an exemption under
          Article 81(3) of the Treaty establishing the European Community.

     20.6 The Company has not notified any agreement or other arrangement to the Office of Fair Trading, the Director General of Fair Trading, any sector regulator or any other authority having jurisdiction under the Competition Act 1998 for a decision or guidance in relation to the Competition Act 1998.

     20.7 The Company has not received any state aid or other public or government grant subsidy, tax relief, exemption, privilege or indulgence that might be subject to any proceedings or process challenging the propriety or lawfulness of such government grant, subsidy, tax relief, exemption privilege or indulgence.

21.  SUBSIDIARIES

     The Company has no subsidiaries or subsidiary undertakings and never has had any subsidiaries or subsidiary undertakings apart from the Subsidiary and the Company has not agreed to acquire any interest in any body corporate.

22.  ADMINISTRATION

     22.1 All documents required by the Companies Acts to be filed with the Registrar of Companies have been duly filed.

     22.2 The register of members and other statutory books of the Company have been properly kept and contain a true, accurate and complete record of all the matters which should be dealt with therein and no notice or allegation that any of the same is incorrect or should be rectified has been received.

     22.3 The Company was incorporated in accordance with its memorandum and articles of association and is validly existing and is entitled to carry on the business now carried on by it.

     22.4 The Company has not given (whether orally or in writing) any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any implied and undocumented authority of directors or employees to enter into routine trading contracts in the normal course of their duties).

23.  INSOLVENCY

     23.1 No resolution has been passed nor meeting called to consider such resolution, no petition has been presented and no order has been made for the winding up of or for the appointment of a provisional liquidator to the Company.

     23.2 So far as the Warrantors are aware no petition has been presented and no application has been made to court for an administration order in respect of the Company and no notice of an intention to appoint an administrator of the Company has been given or filed.

     23.3 No liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer has been appointed in relation to the Company or in relation to the whole or any part of its assets, rights or revenues.

     23.4 In relation to the Company:

          23.4.1 no voluntary arrangement has been proposed or implemented under section 1 of the Insolvency Act 1986;

          23.4.2 no scheme of arrangement has been proposed or implemented under section 425 of the Companies Act 1985;

          23.4.3 no scheme for the benefit of creditors has been proposed or implemented, whether or not under the protection of the court and whether or not involving a reorganisation or rescheduling of debt; and

          23.4.4 so far as the Warrantors are aware no proceedings have been commenced under any law, regulation or procedure relating to the reconstruction or adjustment of debts.

     23.5 The Company has not stopped or suspended payment of its debts, and the Company is not unable or capable of being deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

     23.6 No distress, execution or other process has been levied on an asset of the Company and no unsatisfied judgment, order or award is outstanding against the Company.

     23.7 No action has been or is being taken by the Registrar of Companies to strike the Company off the register under section 652 of the Companies Act 1985.

     23.8 Each Warrantor warrants in relation to himself only that:

          23.8.1 no statutory demand has been issued against him nor are there are any reasonable grounds for believing that he is unable to pay any debts within the meaning of Section 268 of the Insolvency Act 1986 as amended;

          23.8.2 no petition has been presented and no order made for his bankruptcy or for the appointment of a receiver over any of his or her assets;

          23.8.3 no Encumbrance has been enforced and no distress, execution or other process has been levied, on or over any of the Shares or any assets held by him;

          23.8.4 no proposal has been made in respect of an individual voluntary arrangement of him, pursuant to the Insolvency Act 1986 as amended; and

          23.8.5 no event analogous to any of the above has occurred in any jurisdiction.

24.  INSIDER CONTRACTS

     24.1 The Company is not, and during the three years preceding the date of this Agreement has not been, a party to any agreement or arrangement (whether legally enforceable or not), other than agreement(s) on arms length terms, in which any Vendor or any Group Company or any director or former director of any Group Company or any connected person of any of them is or was directly or indirectly interested.

     24.2 None of the Company's assets (including the benefit of any licences or agreements) have been acquired other than on arms' length terms.

     24.3 Other than accrued salary and expenses to Completion there are no debts (whether or not due for payment and including contingent liabilities) or unfulfilled obligations (present or future, actual or contingent) owing between the Company and any Vendor or any director or former director of the Company or any connected person of any of them.

     24.4 There is no claim or, so far as the Warrantors are aware, circumstance which may give rise to a claim against the Company by any director or former director of the Company or any connected person of any of them on any account whatsoever.

     24.5 None of the Vendors nor any connected person of any of the Vendors have a direct or indirect interest in any person (other than the Company) or any intellectual property rights which is or is likely to on a recognised investment exchange (as defined in FSMA) and in respect of which each Vendor or such person is beneficially interested in less than three per cent of all the issued securities of that class.

25.  FINDER'S FEE ETC

     No person is entitled to receive from the Company a finder's fee, brokerage or commission in connection with this agreement or any document to be executed at or before Completion in accordance with this agreement.


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
                                     PART 2

                      PROPERTIES AND ENVIRONMENTAL MATTERS

1.   TITLE

     1.1  The Properties comprise:

          1.1.1 all the land and premises of whatever tenure owned, occupied or otherwise used by the Group whether in the United Kingdom or elsewhere; and

          1.1.2 all the estate, interest, right and title whatsoever (including for the avoidance of any doubt interests in the nature of options, rights of pre-emption or other contractual relationships) of the Group in respect of any land or premises.

     1.2 There is no circumstance which could render any transaction affecting the Group's title to the Properties liable to be set aside under the Insolvency Act 1986.

     1.3 The information contained in schedule 7 as to the tenure of the Properties is correct.

     1.4 All deeds and documents necessary to prove the title of the Group to the Properties are in the possession or under the control of the Group.

     1.5 The Properties have not been transferred or conveyed to the Group within the last three years pursuant to an intra group transfer and which relief from stamp duty has been claimed pursuant to section 42 of the Finance Act 1930 (as amended) or on which relief from stamp duty land tax has been claimed pursuant to schedule 7 to the Finance Act 2003.

2.   ENCUMBRANCES

     2.1 The Properties and the title deeds are free from any lien or other encumbrance securing the repayment of monies or other obligation or liability whether of the Group or any other party.

     2.2 So far as the Warrantors are aware, the Properties are not subject to any liability for the payment of any outgoings other than national non-domestic rates, water and sewerage, services, charges and insurance premiums.

     2.3 The Properties are not subject to any agreement or right to acquire the same nor any option, right of pre-emption or right of first refusal and there are no outstanding actions, claims or demands between the Group and any third party affecting or in respect of the Properties.

     2.4 So far as the Warrantors are aware no matter exists which is not currently registered but is capable of registration against the Properties as a local land charge, unilateral notice, agreed notice or restriction.

     2.5 There is no person who is in occupation or who has or claims any rights or easements of any kind in respect of the Properties adversely to the estate, interest, right or title of the Group to the Properties.

3.   PLANNING MATTERS

     3.1 For the purposes of paragraphs 3.2 and 3.3 (inclusive) below the "PLANNING ACTS" means:

          The  Town and Country Planning Act 1990

          The  Planning (Listed Buildings and Conservation Areas) Act 1990

          The  Planning (Hazardous Substances) Act 1990

          The  Planning (Consequences Provisions) Act 1990

          The  Planning Compensation Act 1991

          as the same are from time to time varied or amended and any other statute or subordinate legislation relating to planning matters.

     3.2 So far as the Warrantors are aware, the use of the Properties is permitted or lawful use for the purposes of the Planning Acts and the Group has not received any notice or correspondence alleging breach of Planning Acts which has not been complied with.

     3.3 So far as the Warrantors are aware, all development carried out in relation to the Properties has been lawful and all necessary consents and permissions have been obtained for the development and the Group has not received any notice or correspondence alleging breach of the Planning Acts which has not been complied with.

     3.4 No planning application relating to the Properties has been submitted which awaits determination or which has been refused.

     3.5 There is no outstanding order, notice or other requirement of any local or other authority that affects the existing use of the Property or involves expenditure in complying with it.

     3.6 No compensation in respect of the Properties has been received consequent upon the refusal or revocation of any planning consent or the imposition of any restrictions in any planning consent and no planning consent is suspended.

4.   ADVERSE ORDERS

     4.1 There are no compulsory purchase notices, orders or resolutions affecting the Properties nor are the Warrantors aware of any circumstances likely to lead to any being made.

     4.2 There are no closing demolition or clearance orders affecting the Properties nor are the Warrantors aware of any circumstances likely to lead to any being made.

5.   GENERAL MATTERS

     5.1 The Group does not have any continuing liability in respect of any other property formerly owned or occupied by the Group either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Group or as a guarantor of the obligations of any other person in relation to such property.

     5.2 Any replies given by or on behalf of the Group or the Vendors to enquiries before contract raised by or on behalf of the Purchaser relating in any way to the Properties are true and accurate in all respects and are not misleading.

     5.3 All premiums payable in respect of insurance policies relating to the Properties which have become due have now been duly paid and no circumstances have arisen which would vitiate or permit the insurers to avoid such policies.

     5.4 There are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement, right or means of access to the Properties.

     5.5 The Group is entitled to, and has exclusive possession and occupation of the Properties and none of the Properties are subject to any lease, tenancy, licence to occupy or agreement to grant any of them.

6.   LIABILITIES

     Since the Accounts Date the Group has not acquired or disposed of, or agreed to acquire or dispose of, or granted any option in respect of, any interest in any land or premises.

7.   ENVIRONMENTAL MATTERS

     In this Warranty 7:

     "CONTROLLED WATERS" shall have the same meaning as it has for the purposes of part III of the Water Resources Act 1991.

     "ENVIRONMENTAL LAWS" means any legal requirements for the protection of the environment or of human health or amenity.

     "HAZARDOUS SUBSTANCES" means any substance defined as a hazardous or dangerous substance by environmental law or reasonably capable (whether alone or in combination with any other substance) of causing harm to the environment.

     "RELEVANT AUTHORITY" means any government, government agency, local authority or any other person or entity having regulatory authority under environmental laws and/or any court of law or tribunal and, in relation to private agreements, includes any person having powers under or in relation to that agreement.

     7.1 So far as the Warrantors are aware, there does not exist any Hazardous Substance in, on, or under the Properties, any deposit of waste, existing or past storage areas for hazardous or radioactive substances, existing or former storage tanks (whether below or above ground) or any part of the Property that are or were landfill. No Group member has received any notice or other communication from any Relevant Authority or third party in respect of the business carried on by any Group member or in relation to any property at any time owned, occupied or controlled by any Group member alleging any breach of or failure to comply with environmental laws, and so far as the Warrantors are aware there are no existing circumstances which might give rise to such notice, order or other communication being received, or any correspondence, communication or circumstances giving indication of any intention on the part of a Relevant Authority or third party to give such a notice.

     7.2 No Relevant Authority has, in relation to the property, assets or business of the Company, exercised any powers of entry, taken samples, measurements or photographs, removed, dismantled or tested any substance, article or organism, required statements (signed or otherwise) from any person in relation to any examination or investigations, required any production of data or taken any steps to seize and/or render harmless any substance, articles or organism.

     7.3 So far as the Warrantors are aware no material works or other investments are necessary to maintain compliance with any environmental licences, permissions, authorisations or consents.

     7.4 So far as the Warrantors are aware, none of the activities of the Group have involved the use or storage or containment of, or the released or discharged into the environment any Hazardous Substances except as permitted by environmental laws or any environmental licences, permissions, authorisations or consents.

     7.5 All environmental audits, surveys, reports, assessments relating to the activities of the Group or occupation, use or ownership of the Properties prepared for or on behalf of the Group have been provided to the Purchaser.

     7.6 So far as the Warrantors are aware, the Subsidiary has complied with its obligations and targets set out in the climate change levy agreement disclosed in the Disclosure Letter and the Group has not received any notice or other communication from any Relevant Authority alleging any failure of the Subsidiary to comply with its obligations set out in the climate change levy agreement disclosed in the Disclosure Letter.

                                   SCHEDULE 4

                                    TAXATION

                                     PART 1

                         DEFINITIONS AND INTERPRETATION

1. In this schedule the following words and expressions shall (except where the context otherwise requires) have the following meanings:

     "ACCOUNTS RELIEF" means any of:

     (a)  a Relief which has been treated as an asset in the Accounts; or

     (b) a Relief which has been taken into account in computing a provision for tax (including deferred tax) which appears in the Accounts or has resulted in no provision for tax being made in the Accounts;

     "ACT" has the meaning as previously defined in section 14(1) of the Taxes Act (now repealed);

     "ACTUAL TAX LIABILITY" means any liability of the Company to make a payment of or increased payment of or in respect of Tax (whether or not discharged prior to Completion);

     "CAA 1990" means the Capital Allowances Act 1990;

     "CAA 2001" means the Capital Allowances Act 2001;

     "CLAIM FOR TAX" includes any claim, notice, demand, assessment, letter or other document issued or any action taken by or on behalf of any Tax Authority whether before or after the date of this agreement from which it appears that the Company has or may have a Tax Liability;

     "EFFECTIVE TAX LIABILITY" shall have the meaning given in part 1 paragraph
     3;

     "EVENT" includes any act, omission, event or transaction;

     "FA" FOLLOWED BY A YEAR means the Finance Act of that year or where there was more than one, "FA" FOLLOWED BY A NUMBER IN BRACKETS AND A YEAR shall be construed accordingly;

     "INTANGIBLE ASSET" shall have the same meaning as in paragraph 3 of schedule 29 to the FA 2002

     "ITEPA" means the Income Tax (Earnings and Pensions) Act 2003;

     "LOAN RELATIONSHIP" shall have the same meaning as in section 81(1) FA
     1996;

     "NELSON EMBANKMENT CLAIM" means any and all receipts, costs, claims and liabilities in respect of excavation work undertaken at any of the Properties in 2000;

     "NON-AVAILABILITY" means loss, reduction, modification, cancellation, non-availability or non-availability ab initio;

     "PAYE" means the mechanism prescribed by Tax Statutes for the collection and making of deductions from or in respect of the following:

     (a) sums to which sections 203 to 203L of the Taxes Act and regulations made under such sections apply

     (b) sums to which Part 11 of the ITEPA and regulations made under section 684 of the ITEPA apply, and

     (c) Class 1, Class 1A and Class 1B contributions referred to in section 1(2) of the Social Security Contributions and Benefits Act 1992;

     "POST ACCOUNTS RELIEF" means a Relief to the extent that it arises either:

     (a)  after Completion: or

     (b) between the Accounts Date and Completion by reference to the ordinary course of business;

     "RELIEF" includes any loss, relief, allowance, credit, deduction, exemption, set-off or right to repayment of Tax including, without limitation, any deduction in computing income profits or gains for the purposes of any Tax;

     "SCHEDULE 28AA" means Schedule 28AA to the Taxes Act;

     "SDLT" means Stamp Duty Land Tax;

     "TAXATION" or "TAX" means:

     (a) any form of taxation, duty, impost, levy, tariff or withholding of any nature whatsoever, whether of the United Kingdom or elsewhere, whether or not any such taxation, duty, impost, levy, tariff or withholding arises in respect of actual, deemed, gross or net income, profit, gain, or in respect of value, receipt, payment, sale, supply, use, occupation, franchise, value added, property or right; and

     (b) any penalty, charge, surcharge, fine or interest payable in connection with any thing within paragraph (a) above;

     "TAX AUTHORITY" means the Commissioners of Inland Revenue, the Commissioners of Customs and Excise, or any authority or body, whether of the United Kingdom or elsewhere, and whether national or otherwise having the power or authority or other function in relation to Tax;

     "TAX CLAIM" means a claim under any Tax Warranty or the Tax Covenant;

     "TAX COVENANT" means any covenant set out in part 3;

     "TAX LIABILITY" means any Actual Tax Liability, Effective Tax Liability or other liability of the Company which is relevant for the purposes of part 3;

     "TAX STATUTE" means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

     "TAXES ACT" means the Income and Corporation Taxes Act 1988;

     "TAX WARRANTY" means any warranty set out in part 2;

     "TCGA" means the Taxation of Chargeable Gains Act 1992;

     "TMA" means the Taxes Management Act 1970;

     "VATA" means the Value Added Tax Act 1994;

     "VAT REGULATIONS" means the Value Added Tax Regulations 1995 (SI
     1995/2518);

2. In this schedule 4 "COMPANY" shall in addition to the Company include every Subsidiary to the intent and effect that the provisions of this schedule shall apply to and be given in respect of each Subsidiary as well as the Company.

3.   In this schedule "EFFECTIVE TAX LIABILITY" shall mean the following:

     3.1  The non-availability in whole or in part of any Accounts Relief;

     3.2 The utilisation or set-off of any Post Accounts Relief or any Accounts Relief against any Tax or against income, profit or gains in circumstances where but for such utilisation or set-off an Actual Tax Liability would have arisen in respect of which the Warrantors would have been liable to the Purchaser under this schedule.

4.   The value of an Effective Tax Liability shall be as follows:

     4.1 Where the Effective Tax Liability involves the non-availability of any Accounts Relief:

          4.1.1 if the Accounts Relief was not or is not a right to repayment of Tax, the amount of Tax which would have been saved but for the non-availability of the Accounts Relief on the assumption that the Company would have been able to fully utilise that Accounts Relief in the accounting period during which Completion falls; or

          4.1.2 if the Accounts Relief was or is a right to repayment of Tax, the amount of the right which is not available.

     4.2 Where the Effective Tax Liability involves the utilisation or set-off of a Post Accounts Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such utilisation or set-off.

5. Any reference to a Tax Liability in respect of income, profits or gains earned, accrued or received shall include a Tax Liability in respect of income, profits or gains deemed to have been or treated or regarded as earned, accrued or received and any reference to Tax Liability on the happening of any Event shall include Tax Liability where such Event (for the purposes of the Tax Statute in question) is deemed to have occurred or is treated or regarded as having occurred.

6. Any reference to a "PART" is (except where the context requires otherwise) to a part of this schedule and any reference to a paragraph contained within any part of this schedule is (except where the context requires otherwise) to a paragraph of that part.

                                     PART 2

                                 TAX WARRANTIES

1.   TAX RETURNS AND COMPLIANCE

     1.1 The Company has at all times submitted to all relevant Tax Authorities by the requisite dates every computation, return and all information for the purpose of Tax howsoever required and each such computation, return and information was and remains true, complete and accurate and there is no matter unresolved regarding the Tax affairs of the Company and such computation, return and information is not likely to be the subject of any dispute with any Tax Authority and is not the subject of any notice of enquiry.

     1.2 The Company has discharged every Tax Liability, whether or not a primary liability of the Company, due from the Company directly or indirectly in connection with any Event occurring on or before Completion and there is no Tax Liability or potential Tax Liability in respect of which the date for payment has been postponed by agreement with the relevant Tax Authority or by virtue of any right under any Tax Statute or the practice of any Tax Authority.

     1.3 The Company has properly made all deductions, withholdings and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before Completion and has accounted for all such deductions, withholdings and retentions to each relevant Tax Authority and complied with all its obligations under Tax Statutes in connection with the same and, without prejudice to the generality of the foregoing, the Company has properly operated PAYE.

     1.4 So far as the Warrantors are aware, no Relief claimed prior to Completion is likely to be disallowed, lost, reduced or modified or be the subject of any dispute with any Tax Authority.

     1.5 Every claim, election and disclaimer which has been taken into account for the purposes of the Accounts has been duly submitted by the Company within the requisite periods and either has been accepted as valid or its validity has not been and so far as the Warrantors are aware is not likely to be questioned or challenged by the relevant Tax Authority.

     1.6 The Company has maintained and has in its possession and under its control all records and documentation that it is required by any Tax Statute to maintain and preserve and the Company has complete and accurate records and/or information to calculate its future Tax Liability or relief from Tax including, without limitation, arising upon the disposal of any asset owned by the Company at the date of this agreement or which has been disposed of since the Accounts Date.

     1.7  The Disclosure Letter contains full details of every:

          1.7.1 claim, election or disclaimer taken into account for the purposes of the Accounts or returns required to be made by the Company, in each case the time limits for the making of which will not have expired on or before the Completion Date; and

          1.7.2 subsisting formal or informal arrangement or agreement entered into by the Company with any Tax Authority with regard to any of its Tax affairs.

     1.8 The Company has not been and so far as the Warrantors are aware is not likely to be subject to any investigation or non-routine audit or visit by any Tax Authority.

     1.9 The Company has not been party to any arrangements the sole or main purpose of which was the avoidance, mitigation or deferral of National Insurance Contributions or amounts to be accounted for under the PAYE system.

     1.10 The Company has complied with all relevant reporting obligations contained in Part 7 of ITEPA and there are disclosed in the Disclosure letter all returns made under Part 7.

     1.11 No employee or director of the Company has acquired shares in the Company or any other company and in particular no such employee or director has acquired shares which are restricted securities within the meaning of section 423 ITEPA as substituted by Finance Act 2003 or has any right or option to acquire any such shares.

2.   CORPORATION TAX INSTALMENT PAYMENTS, ETC

     2.1 The Disclosure Letter correctly identifies whether or not the Company is a "large company" within the meaning of regulation 3 of the Corporation Tax (Instalment Payments) Regulations 1998.

     2.2 The Disclosure Letter contains details of all instalment payments which have been made or which are required to be made by the Company under the Corporation Tax (Instalment Payments) Regulations 1998 since the Accounts Date, and of all repayments claimed by the Company under those regulations since the Accounts Date and of all such instalment payments required to be made after Completion in respect of periods ended on the Accounts Date or in respect of the period current at Completion (but only on the basis of information available at Completion). All such payments or repayments have been duly made or received, and the computations of each such payment or claim for repayment took full and proper account of all relevant estimates and other information available to the Company at the time when any such payment was required to be made or (as the case may be) at the time when any such claim for repayment was submitted to the Inland Revenue and have been calculated and made on the basis required by the relevant legislation.

     2.3 The Company has sufficient books, documents, records and other information to enable it promptly to comply in full with any notice served on it under Regulation 10 or 11 of the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any accounting period commencing before Completion.

     2.4 No action has been taken by the Company before Completion such that the provisions of regulation 14 of the Corporation Tax (Instalment Payments) Regulations 1998 could have effect in respect of the Company at any time.

3.   GENERAL PROVISIONS FOR TAX

     To the extent required by generally accepted accounting principles, provision or reserve was made in the Accounts in respect of every Tax Liability for which the Company at the Accounts Date was or may have been liable or accountable whether or not such Tax Liability was or is a primary liability of the Company and whether or not the Company has had or may have any right of reimbursement against any other person.

4.   COMPUTATION OF PROFITS AND LOSSES

     Since the Accounts Date:

     4.1 no Event has occurred which has given or may give rise to any Tax Liability (or would or may have given rise to a Tax Liability but for the availability of a Relief) other than corporation tax on trading profits of the Company (and not chargeable gains, balancing charges or deemed income or profits) or any other Tax arising from transactions entered into in the ordinary course of business of the Company carried on at the Accounts Date;

     4.2 no expense has been incurred which is not deductible by the Company in computing its taxable profits for corporation tax purposes for its accounting period current at the date of this agreement;

     4.3 no dividend has been declared or paid and no distribution or deemed distribution for Tax purposes has been made or declared or agreed to be made by the Company; and

     4.4 no Event has occurred as a result of which a disposal value would be required to be brought into account for capital allowances purposes.

5.   DISTRIBUTIONS

     The Company has not:

     5.1 been concerned with or involved in any exempt distribution for the purposes of sections 213 to 218 of the Taxes Act (demergers);

     5.2 at any time repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its share capital or any class thereof or issued any share capital as paid up otherwise than by the receipt of new consideration (as defined in section 254(1) and (5) of the Taxes Act);

     5.3 issued any security now outstanding in such circumstances or which is of such a character that the interest payable in respect thereof is to be treated as a distribution under section 209 of the Taxes Act (matters to be treated as distributions).

6.   CHARGEABLE GAINS

     6.1 No chargeable profit or gain would arise in respect of any asset of the Company:

          6.1.1 treated as such in the Accounts if that asset were to be disposed of for consideration equal to the value attributed thereto in the Accounts;

          6.1.2 acquired after the Accounts Date if that asset were to be disposed of for consideration equal to the consideration given for its acquisition;

          in each case disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of the TCGA.

     6.2 There are no assets currently owned by the Company in respect of which a charge to Taxation may arise on the Company ceasing to be a member of the Group.

7.   CAPITAL ALLOWANCES

     7.1 Save to the extent provided for in the deferred Tax provision in the Accounts, if all the assets in respect of which allowances have been claimed under Part 2 of the CAA 2001 or Part II of the CAA 1990 (Plant and Machinery Allowances) and Part 3 of the CAA 2001 or Part I of the CAA 1990 (Industrial Buildings Allowances) and owned by the Company at the Accounts Date were to be sold by the Company for an amount equal to the value attributed to such assets in the Accounts then (ignoring any reliefs or allowances available to the Company) no balancing charge would be made on the Company.

8.   CLOSE COMPANIES

     8.1 The Company is a close company as defined in section 414 of the Taxes Act but has never been a close investment holding company as defined in section 13A of the Taxes Act or had any interest in possession in settled property.

     8.2 No loan or advance has been made or waived or debt incurred or assigned whether by or to the Company or any other person as a result of which section 419 of the Taxes Act has applied, applies or may apply to the Company and there is no agreement or arrangement for such loan advance or debt to be made, waived, incurred or assigned and no such loan advance or debt will be outstanding at Completion.

     8.3 The Company has never made a distribution or transfer of value or disposition to which sections 418 of the Taxes Act and 94 of the Inheritance Tax Act 1984 applied, applies or may apply and there has been no alteration of the share or loan capital of the Company as a result of which section 98 of the Inheritance Tax Act applied, applies or may apply.

9.   INHERITANCE TAX

     Neither the assets nor the shares of the Company are or may be subject to any charge by virtue of section 237 of the Inheritance Tax Act 1984 and no person has or may have the


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'     power under section 212 of the Inheritance Tax Act 1984 to raise any capital transfer tax or inheritance tax by sale or mortgage of, or a terminable charge on, any of the Company's assets or shares.

10.  STAMP DUTY AND SDRT

     10.1 Each document which is in the possession or under the control of the Company or which the Company is entitled to the production of and on which the Company relies or may rely for any purpose whatsoever and which, in the United Kingdom or elsewhere, requires any stamp or mark to denote that:

          10.1.1 any duty, tax or fee required to be paid by law has been paid;
                 or

          10.1.2 a duty, tax or fee referred to in paragraph 10.1.1 is not required to be paid or that the document in question or the Event evidenced by it qualifies from a relief or exemption from such duty, tax or fee; or

          10.1.3 the document has been produced to the appropriate authority, has been properly stamped or marked, as appropriate, and no such document which is outside the United Kingdom would attract stamp duty if it were to be brought into the United Kingdom.

     10.2 The Company does not directly or indirectly hold any interest in real property situated in the United Kingdom which was granted or transferred to it on or after 24 April 2002 and where such grant or transfer was the subject of an application for relief from stamp duty under section 42 of the FA 1930, section 151 of the FA 1995, or section 76 of the FA 1986.

     10.3 The Company has complied in all respects with the provisions of Part IV FA 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation.

11.  VALUE ADDED TAX

     11.1 The Company is registered as a taxable person for the purposes of VAT and has never been registered as a member of a group of companies under section 43 of the VATA nor applied to be treated as such a member.


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     11.2 The Company (which expression shall for the purposes of this warranty
          11.2 include without limitation any member of any VAT Group of which any Company is now or has at any time been a member):

          11.2.1 has complied in all respects with all Tax Statutes relevant to VAT and guidance published by all relevant Tax Authorities in any form whatsoever and has made and obtained full, complete, correct and up-to-date records and invoices and other documents appropriate or requisite for the purposes of such Tax Statutes and guidance;

          11.2.2 is not in arrears with any payment and has not failed to submit any return (fully and properly completed) or information required in respect of VAT and is not liable or so far as the Warrantors are aware are likely to become liable to any abnormal or non-routine payment or default surcharge or any forfeiture or penalty or subject to the operation of any penal provision;

          11.2.3 is and has in respect of all its prescribed accounting periods ending on or after the Accounts Date been able to obtain credit for all input tax (as defined in Section 24 VATA) which it has incurred and has not carried out any transaction which could or might result in it becoming exempt or partially exempt for VAT purposes;

          11.2.4 confirms that no election to waive exemption has been made by the Company or by any relevant associate (for the purpose of paragraph 3(7) of Schedule 10 VATA) and all such elections have been validly made and notified, and are effective; and

          11.2.5 has no assets to which Part XV of the Value Added Tax Regulations 1995 (capital goods scheme) applies.

12.  OVERSEAS DEALINGS

     The Company has always exclusively been resident in the UK for tax purposes and no circumstance or arrangement exists which would or may cause the Company to cease to be resident in the UK for Tax purposes and the Company is not liable to taxation in any jurisdiction outside the UK.


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13.  INTELLECTUAL PROPERTY

     13.1 The Company has not sold or agreed to sell any patent rights for a capital sum (which would be chargeable as income) pursuant to section 524 of the Taxes Act.

     13.2 Since the Accounts Date, the Company has not acquired or disposed of or agreed to acquire or dispose of know-how (whether or not together with a trade or part of trade) in connection with which section 531(1), (2), (4) or (8) of the Taxes Act apply or may apply.

14.  TRANSFER PRICING

     The Company has not at any time entered into nor is it at Completion a party to any transaction (within the meaning in paragraph 3 of Schedule
     28AA) or a series of transactions with any person with which it is Related other than on fully arm's length terms and there are no circumstances which could cause any Tax Authority to make or require to be made any material adjustment for Tax purposes to any provision made by means of any such transaction or transactions and no such adjustment has actually been made.

15.  SDLT

     15.1 The Company has complied in all respects with the provisions of Part 4 of and Schedules 3 and 20 to the FA 2003 (Stamp Duty Land Tax) and any regulations made under such legislation.

     15.2 The Company has not made an application under section 90 of the FA 2003 to defer any payment of SDLT or may otherwise be liable to make a payment of SDLT in respect of any land transaction occurring on or before Completion.

     15.3 The Company does not directly or indirectly hold any interest in real property situated in the United Kingdom which was granted or transferred to it prior to the date of this agreement where such grant or transfer was the subject of an application for relief from SDLT under Schedule 7 to the FA 2003.


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16.  ANTI-AVOIDANCE

     16.1 The Company has not been party to any transaction in relation to which either it could be liable to Tax under Part XVII of ICTA (anti-avoidance) or the sole or main purpose of which was the avoidance or deferral of Tax.

     16.2 All information supplied to any Tax Authority in connection with any clearance obtained by a Company was complete and accurate and all transactions for which such clearances were obtained have been carried out in accordance with the terms of the clearances given and the applications made for them.


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                                     PART 3

                                  TAX COVENANT

1.   COVENANT

     The Warrantors severally and in the proportions set out in paragraph 2.2 of schedule 6 covenant to pay to the Purchaser an amount, whether or not that amount is a liability of or recoverable from another person, equal to:

     1.1 any Actual Tax Liability (whether or not discharged prior to or on Completion) which arises directly, indirectly, before or after or on Completion by reference to an Event occurring or income, profits or gains earned, accrued or received on or before Completion;

     1.2  the value of any Effective Tax Liability;

     1.3  any liability for Inheritance Tax which:

          1.3.1 has, at Completion, given rise to a charge on any of the shares or assets of the Company or given rise to a power to sell, mortgage or charge any of the shares or assets of the Company;

          1.3.2 after Completion, gives rise to a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company and which arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) PROVIDED THAT any right to pay tax by instalments shall be disregarded and the provisions of section 213 of the Inheritance Tax Act 1984 shall not apply to any payment falling to be made under this schedule;

     1.4 the reasonable costs and expenses of the Purchaser or the Company in connection with any of the above or with a successful claim under this part 3 of this schedule;

     1.5 without prejudice to the generality of this Clause 1, any Actual Tax Liability (including for the avoidance of doubt any liability of the Company to make any payment to any trustees of the EBT in respect of
          Tax) arising in connection with or by reference to the provisions of shares in Thornybolt (No 143) and Thornybolt (No 234) to employees of the Company and any Event relating to such shares, these


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          companies or the Macaw (Soft Drinks) Limited Employee Benefit Trust
          (the "EBT") including any liability to national insurance contributions or under the PAYE Systems and any liability arising by return of any payment or contribution to the EBT not being deductible for tax purposes in the period of which said payment or contributions was made and any reasonable costs and expenses of the Purchaser or the Company to the extent not discharged before Completion in connection with any such Actual Tax Liability or with a successful claim by the Purchaser in respect of such Actual Tax Liability;

     1.6 any liability falling within paragraph (a) of the definition of Taxation up to a maximum amount of L250,000, arising in connection with or by reference to the receipt by the Company of amounts relating to the Nelson Embankment Claim or amounts paid by the Company in relation to the Nelson Embankment Claim being treated for tax purposes in a different way to that assumed for the purposes of the Accounts or the Company's corporation tax returns;

     1.7 50% of any liability falling within paragraph (b) of the definition of Taxation up to a maximum amount of L250,000 which arises as a result of or by reference to any liabilities arising pursuant to paragraph 1.6 above, such amount of L250,000 to include, for the avoidance of doubt, any reasonable costs and expenses of the Purchaser or the Company in connection with any claim under paragraph 1.6 or this paragraph 1.7.

2.   DEDUCTIONS FROM PAYMENTS

     2.1 All sums payable by the Warrantors under any Tax Claim shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law, in which event the Warrantors shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required provided that this paragraph 2.1 shall not apply to any interest payable under paragraph
          5.5 of part 4.

     2.2 If any amount payable under a Tax Claim is subject to Tax the amount so payable shall be grossed up by such amount as will ensure that, after deduction of the Tax in question, there shall be left an amount equal to the amount that would otherwise be payable under the Tax Claim.


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
     2.3 In the event that the Purchaser is subject to tax in any jurisdiction other than the UK, paragraph 2.2 shall not apply.

3.   CHOICE OF TAX CLAIM

     The Purchaser shall in its absolute discretion decide whether to make a claim under the Tax Covenant, the Tax Warranties or both.


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                                     PART 4

                            LIMITATIONS AND PROCEDURE

1.   LIMITATIONS

     The Warrantors shall not be liable under any Tax Warranty or any claim under paragraph 1 of part 3 in respect of any Tax Liability to the extent that:

     1.1 except in relation to a Tax Claim to which paragraphs 1.5, 1.6 or 1.7 of part 3 of this schedule applies, provision, reserve or allowance has been made in the Accounts in respect of such liability or to the extent that the payment or discharge of such liability has been taken into account in the Accounts;

     1.2 the Tax Liability arises as a result of transactions in the ordinary course of the Company's business (as carried on at Completion) between the Accounts Date and Completion, it being agreed that none of the following Events shall be treated as having been carried out in the ordinary course of business of the Company:

          1.2.1 the acquisition or disposal of any asset other than trading stock for consideration or deemed consideration exceeding L10,000 or any deemed disposal for Tax purposes;

          1.2.2 any acquisition, disposal, supply or deemed acquisition, disposal or supply of any asset, goods, service or right for consideration deemed for Tax purposes to be different from that (if any) actually received or given by the Company;

          1.2.3 the making or declaring of any distribution or deemed distribution for Tax purposes or the grant or release of any right in relation to the same;

          1.2.4 any Event which results or may result in a Tax Liability primarily attributable to another person or entity;

          1.2.5 any failure to deduct, charge, recover or account for Tax (including the under deducted tax) and for the purposes of this schedule any Tax Liability relating to such Tax shall be treated as arising outside the ordinary course of business;

          1.2.6 the creation, cancellation, redemption, reorganisation or variation of the share capital of the Company or of any loan relationship;


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
          1.2.7 any Event of which the main purpose or one of the main purposes was the avoidance of (including without limitation any reduction in) Tax;

          1.2.8 any Event to which the following provisions applied, apply or may apply:

               1.2.8.1 Part XVII of the Taxes Act;

               1.2.8.2 sections 29 or 36 of the TMA;

               1.2.8.3 Schedule 9A VATA;

               1.2.8.4 regulation 108 or part XV of the VAT Regulations;

          1.2.9 any Event which gives rise to any interest, fine, penalty, charge or surcharge in connection with Tax;

     1.3 the provision for Tax made in the Accounts in relation to such liability is only insufficient by reason of any increase in the rates of Tax after the Completion Date with retrospective effect;

     1.4 such liability arises or is increased as a result of any change in legislation (primary or delegated) or the published practice of a Tax Authority occurring after the Completion Date (but not announced before that date) but this paragraph 1.4 shall not apply to any amount payable under paragraph 2 of part 3;

     1.5 such liability arises or is increased as a result of any voluntary act, transaction or omission of the Company or the Purchaser after Completion otherwise than in the ordinary course of business of the Company carried on at Completion which the Purchaser knew would give rise to the liability in question other than any of the following:-

          1.5.1 an act carried out pursuant to a legally binding obligation entered into before Completion;

          1.5.2 an act which the Company was required to do by any legislation (whether relating to Tax or otherwise);

          1.5.3 any disclosure to a tax authority or other government, state, municipal, local or federal regulatory authority;


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
     1.6 the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of the Company or the Purchaser, to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Tax the making, giving or doing of which was taken into account in computing the provision for Tax in the Accounts details of which have been set out in the Disclosure Letter or in a written notice given to the Purchaser not less than 30 days before the final date upon which the claim, election, surrender, disclaimer, notice consent or other thing in question may be made given or done;

     1.7 the liability arises or is increased as a result of either the Company or the Purchaser failing to act in accordance with the provisions of paragraph 4 of this part of this schedule;

     1.8 the liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Purchaser or the Company save where such change is made to comply with generally accepted accounting principles, the published practice of any Tax Authority, law or rule of any regulatory authority or body in force at the Completion Date;

     1.9  such liability arises as a result of:

          1.9.1 any voluntary disclaimer by the Company after Completion of the whole or part of any capital allowances claimed before Completion;

          1.9.2 the revocation or revision by the Company after Completion of any Relief claimed or the entitlement to which was taken into account in preparation of the Accounts; or

     1.10 any Relief, other than an Accounts Relief or a Post Accounts Relief, is available to the Company to relieve or mitigate that Tax Liability;

     1.11 any Tax liability which arises in connection with or by reference or in consequence to:

          1.11.1 the provision of B shares in the Company to employees of the Company and any Event relating to such shares, including any liability to national insurance contributions or under the PAYE system; and


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
          1.11.2 capital allowances claimed under part 2 of the Capital Allowances Act 2001 (plant and machinery allowances) for the accounting period ended 2002, 2003 and 2004 not being available to the extent any such Tax Liability has been discharged prior to Completion.

2. The Warrantors shall not be liable in respect of any breach of the Tax Warranties if and to the extent that the loss incurred is or has been included in any claim under the Tax Covenant which has been satisfied in full in cleared funds, nor shall the Warrantors be liable in respect of a claim under the Tax Covenant if and to the extent that the amount claimed is or has been included in a claim for breach of the Tax Warranties which has been satisfied in full.

3.   DURATION AND EXTENT

     3.1 No claim shall be admissible and the Warrantors shall not be liable in respect of any Tax Claim unless details of the Tax Claim shall have been notified in writing to the Warrantors within seven years of the Completion Date (the "NOTIFICATION DATE") (save that this paragraph shall not apply in relation to any matter which is the subject of any enquiry or investigation by any Tax Authority at the Notification
          Date).

     3.2 Paragraphs 2.1 and 2.2 of schedule 6 of the Agreement shall apply in respect of any Tax Claim (with all necessary changes) as if the same were set out and repeated in this part 4 of this schedule.

4.   CONDUCT OF CLAIMS

     4.1 If the Purchaser or the Company becomes aware of any Claim for Tax which gives or may give rise to a Tax Claim, the Purchaser shall, or shall procure that the Company shall as soon as reasonably practicable give written notice of the Claim for Tax to the Warrantors.

     4.2 The Purchaser shall, or shall procure that the Company shall, supply the Warrantors with such available and relevant details, documentation, correspondence and information and shall take such action as the Warrantors may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax and any adjudication in respect of the Claim for Tax provided that the Warrantors shall first indemnify the Company and the Purchaser to the reasonable satisfaction of the Purchaser against all reasonable costs and expenses which may be incurred in relation to the same and provided further that:-


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          4.2.1 neither the Purchaser nor the Company shall be obliged to comply with any request of the Warrantors that involves contesting any claim for tax before any tribunal, court or appellate body, excluding the General Commissioners of HM Revenue and Customs, the Special Commissioners of HM Revenue and Customs or the Value Added Tax Tribunal, unless Tax counsel of appropriate standing instructed by agreement between the Purchaser and the Warrantors (and with the Purchaser approving the Instructions to Counsel and being invited to any conference with Counsel) and at the sole expense of the Warrantors has recommended that course of action in writing;

          4.2.2 neither the Purchaser nor the Company shall be obliged to take any step which it reasonably considers would be materially prejudicial to the Tax affairs of the Purchaser or the Company or their dealings with any Tax Authority and, where the Warrantors have conduct of the claim for tax pursuant to paragraph 4.2.4 below, the Warrantors shall not take any step which either the Purchaser or the Company reasonably considers to be so prejudicial;

          4.2.3 the provisions of this paragraph 4.2 shall not apply to any Tax Claim where any Tax Authority alleges fraudulent conduct or conduct involving dishonesty on the part of the Company or any person acting on its behalf in relation to the matter giving rise to the claim;

          4.2.4 the Warrantors shall not be entitled to conduct negotiations and proceedings in respect of the claim for tax in the name of the Company save where the claim relates to a liability within paragraph 1.5, 1.6 or 1.7 of Part 3 in which case the following shall apply:-

               4.2.4.1 the Warrantors shall keep the Purchaser fully informed of the progress of the claim for tax;

               4.2.4.2 the Purchaser promptly receives copies of all written correspondence with any Tax Authority insofar as it is relevant to the claim for tax;

               4.2.4.3 the Purchaser is invited to any meeting which the
                       Warrantors or their agents attend with any representative of a Tax Authority which relates to the claim for tax;


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
               4.2.4.4 the Purchaser is afforded the opportunity to comment within a reasonable period of time on any correspondence, return or other document prior to its submission to the relevant Tax Authority and the Warrantors shall take into account such comments so far as they are reasonable;

               4.2.4.5 no correspondence, return or other document is submitted to a Tax Authority which is not, so far as the Warrantors are aware, complete, true and accurate in all respects;

               4.2.4.6 no correspondence is submitted to, or any agreement reached with, any Tax Authority without the prior approval of the Purchaser (such approval not to be unreasonably withheld or delayed); and

               4.2.4.7 the Warrantors shall not take any steps which the
                       Purchaser reasonably considers would be materially prejudicial to the Tax Affairs of the Purchaser or the Company or their dealings with any Tax Authority;

          4.2.5 a Warrantor's rights under this Clause 4 cease if that Warrantor is declared bankrupt.

     4.3 The Purchaser shall keep the Warrantors fully informed of the progress in settling the relevant Claim for Tax and shall, as soon as reasonably practicable, forward, or procure to be forwarded to the Warrantors, copies of all material correspondence pertaining to it.

     4.4 If the Warrantors do not request the Purchaser to take any action under this Clause within 28 days of notice to the Warrantors or no action is required to be taken by virtue of any of the provisions of this Clause the Purchaser shall be free to satisfy or settle the relevant claim for tax on such terms as it may in its absolute discretion think fit.

     4.5 The compliance of the Purchaser and/or the Company with the provisions of this Clause shall not be a condition precedent to the liability of the Warrantors.


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5.   DATE FOR PAYMENT

     5.1 Where a Tax Claim or any sum to which paragraph 2.2 of part 3 applies involves the Purchaser or the Company being under a liability to make a payment to any Tax Authority, the Warrantors shall pay to the Purchaser in cleared funds the amount claimed on or before the later of the fifth Business Day after demand is made for such payment and the fifth Business Day before the date on which the amount in question is payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.

     5.2 Where a Tax Claim is made under the Tax Covenant in respect of the non-availability of a right to repayment of Tax, the Warrantors shall pay to the Purchaser in cleared funds the amount in question on the later of the fifth Business Day after demand is made for such amount to be paid and the fifth Business Day after the date on which the Tax in question would have been repaid but for that non-availability.

     5.3 Where a Tax Claim is made under the Tax Covenant in respect of the utilisation or set-off of a Relief, the Warrantors shall pay to the Purchaser in cleared funds the amount in question on the later of the fifth Business Day after the date on which the Tax in question would have arisen but for such utilisation or set-off and the fifth Business Day after demand is made for such amount to be paid.

     5.4  Where the Warrantors are liable to make any payment under paragraph
          1.5 of the Tax Covenant or under any other Tax Claim the date for the payment of which is not determined under paragraphs 5.1, 5.2 or 5.3, the Warrantors shall pay to the Purchaser the amount in question on the fifth Business Day after demand is made for such amount to be paid.

     5.5 Any sum not paid by the Warrantors on a date determined under paragraphs 5.1, 5.2, 5.3 or 5.4 ("DUE DATE") shall bear interest (which shall accrue from day to day after as well as before any judgement in respect of such sum) at the rate of 2% per annum over the base rate of Barclays Bank PLC or in the absence of such rate at such similar rate as the Purchaser shall select from the due date up to and including the day of actual payment of such sum (or the next Business Day if the date of actual payment is not a Business Day) compounded quarterly. Such interest shall be paid on the demand of the Purchaser.


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6.   CORRESPONDING BENEFIT

     6.1  If before the sixth anniversary of the date of this agreement:

          6.1.1 the amount by which any right to repayment of Tax which has been treated as an asset in the Accounts proves to have been understated; or

          6.1.2 a payment by the Warrantors in respect of any Tax Liability under a Tax Claim results in the Purchaser receiving any Relief (other than an Accounts Relief) which it utilises (including by way of obtaining a repayment of Tax) ("CORRESPONDING RELIEF")

          then an amount equal to such understated right to repayment of Tax or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised ("RELEVANT AMOUNT") shall be dealt with in accordance with paragraph 6.2 provided that no account shall be taken of any understatement to the extent that it arises as a consequence of the utilisation of any Post Accounts Relief or Accounts Relief or any action taken by the Company after Completion or any change in law after Completion.

     6.2

          6.2.1 The Relevant Amount shall first be set off against any payment then due from the Warrantors under a Tax Claim;

          6.2.2 to the extent there is an excess of the Relevant Amount after any application of it under paragraph 6.2.1, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under a Tax Claim and not previously refunded under this paragraph 6.2.2 up to the amount of such excess; and

          6.2.3 to the extent that the excess referred to in paragraph 6.2.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under a Tax Claim.

     6.3 If the Purchaser or the Company become aware of any circumstances which shall or may give rise to the application of paragraph 6.1 the Purchaser shall or shall procure that the Company shall, as soon as reasonably practicable, give written notice of the


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
          same to the Warrantors. For the avoidance of doubt, the Purchaser or the Company shall have full discretion over the utilisation of the Corresponding Relief and shall not be under any obligation to utilise any Corresponding Relief in priority to any Post Accounts Relief.

     6.4 The Warrantors may, at their own expense require the Auditors to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and in the absence of manifest error, their decision shall be final and binding.

7.   THIRD PARTY CLAIMS

     7.1 If the Company or the Purchaser is before the sixth anniversary of the date of this agreement entitled to recover from another person (excluding any other company within the definition of Company or the Purchaser's Group or any current or former employees or officers of the Company) or a Tax Authority a sum in respect of any Tax Liability to which a Tax Claim relates and which has been satisfied in full by the Warrantors in cleared funds, the Purchaser shall as soon as reasonably practicable give written notice of such fact to the Warrantors and if the Warrantors indemnify and secure the Purchaser or as appropriate the Company (to the Purchaser's reasonable satisfaction) against the reasonable costs of the Purchaser or as appropriate the Company in connection with taking the following action, the Purchaser shall or shall procure that the Company shall take such action reasonably requested by the Warrantors to enforce recovery against that person or Tax Authority.

     7.2 In the event that the Purchaser recovers any sum referred to in paragraph 7.1 after taking any action at the request of the Warrantors under that paragraph, the lesser of:

          7.2.1 the sum recovered net of any Tax on the sum and the costs and expenses of recovering the same; and

          7.2.2 any amount paid by the Warrantors in respect of the Tax Liability giving rise to the relevant Tax Claim;

          shall be treated as a Relevant Amount and dealt with in accordance with paragraph 6.2 above.

8.   APPLICATION OF THIS PART 4 TO TAX WARRANTIES

     The provisions of paragraphs 6 and 7 shall not apply to or in respect of any Tax Warranty to the extent that the relevant over-provision, understatement, corresponding benefit or right to recover has been taken into account in quantifying the liability of the Warrantors under the relevant Tax Warranty.

9.   COVENANT BY THE PURCHASER

     9.1 The Purchaser covenants with the Warrantors to pay to the Warrantors an amount equal to any of the following:

          9.1.1 any liability or increased liability to Tax of the Warrantors or any person connected with the Warrantors arising under or by reference to section 767A or section 767AA of the Taxes Act, section 179, 190 or 191 of the TCGA or section 132 of the Finance Act 1988, paragraph 68 of schedule 29 to the Finance Act 2002, paragraph 8 of schedule 34 to the Finance Act 2002, paragraph 9 of schedule 35 to the FA 2002, or paragraphs 1 or 2 of schedule 39 to the Finance Act 2002 by virtue of the non-payment of Tax by the Company save that this paragraph 9.1.1 shall not apply in respect of any Tax for which the Warrantors are liable to make (but have not yet made) payment to the Purchaser under this schedule;

          9.1.2 any liability or increased liability to Tax of the Warrantors arising in connection with any of the following events occurring or being deemed to occur at any time after Completion:

               9.1.2.1 the disposal by the Company of any asset or of any interest on or right over any asset; or

               9.1.2.2 the Company ceasing to be resident in the United Kingdom for the purposes of any Tax;

          9.1.3 the reasonable costs and expenses of the Warrantors or any member of the Vendor Group in connection with any liability referred to or in taking any action under this paragraph.

     9.2 For the purposes of this paragraph, any reference to a liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

     9.3 Paragraphs 2 and 3 of this part 4 of this schedule shall apply to this paragraph 10 (with all necessary changes) as if: (a) (except in paragraph 4.3) references to the Warrantors were references to the Purchaser and vice versa; and (b) references to the Company in the definition of Claim for Tax were references to the Warrantors.

10.  MISCELLANEOUS

     10.1 Any payment to the Purchaser or the Company under any Tax Claim shall be deemed to be a reduction of the total consideration payable hereunder for the Shares.

     10.2 The provisions of this part 4 shall not apply to limit and/or regulate the liability of the Warrantors in respect of any Tax Claim in the case of fraud or wilful concealment.

                                   SCHEDULE 5

                                   COMPLETION

1. Each of the Vendors shall repay or procure the repayment of all sums owed by him to the Company or the Subsidiary.

2.   The Vendors shall deliver or procure to be delivered to the Purchaser:

     2.1 duly executed transfers of the Shares set out opposite their respective names in column (2) of schedule 1 in favour of the Purchaser together with duly executed (or certified copies of) powers of attorney or other authorities pursuant to which any transfers or any of the Acquisition Documents have been executed;

     2.2 the relevant share certificates (or an express indemnity in the agreed form in the event of any found to be missing) in respect of the Shares set out opposite their respective names in column (2) of schedule 1;

     2.3 the written resignations in the agreed form of Andrew James Cawthray, George Jonathan Foster and Martyn Craig Rose as directors of and George Jonathan Foster as the secretary of the Company and the Subsidiary;

     2.4 the written resignation in the agreed form of the auditors of the Company and the Subsidiary;

     2.5 all certificates of incorporation and certificates of incorporation on change of name for the Company and the Subsidiary;

     2.6 the common seal (if any) and statutory books of the Company and the Subsidiary made up to the Completion Date;

     2.7 share certificates in respect of all the issued shares of the Subsidiary held by the Company;

     2.8 the documents of title to the Properties (or in respect of any individual property charged to a third party where the charge is to stay in place certified true copies thereof) as shown in the schedule of deeds in the agreed form;

     2.9 the documents of title relating to the Intellectual Property belonging to the Company and/or the Subsidiary;

     2.10 a statement certified by the Company's bankers of the credit or debit balances of the Company's bank accounts as at a date not more than two Business Days before the date of this Agreement.

     2.11 duly executed deeds of amendment in the agreed form amending the Macaw (Soft Drinks) Directors' Pension Plan;

     2.12 a duly executed deed of removal and appointment of trustees in the agreed form removing the Company from the Trusteeship of the Macaw (Soft Drinks) Executive Pension Plan;

     2.13 the Compromise Agreements duly executed by Andrew Cawthray, Jonathan Foster and Martyn Rose;

     2.14 the Consultancy Letter duly executed by Andrew Cawthray;

     2.15 powers of attorney executed by each of James Sykes (one of the Rose Trustees) and Lord Maclaurin of Knebworth (one of the Vendors) in respect of the Acquisition Documents in the agreed form;

     2.16 duly executed deeds of release in the agreed form releasing Existing Debts (a) to (d);

     2.17 written resolutions on behalf of the Company and the Subsidiary in the agreed form (the "FINANCIAL ASSISTANCE RESOLUTIONS");

     2.18 executed powers of attorney signed by each of the Vendors in favour of any director of the Purchaser in the agreed form to enable the Financial Assistance Resolutions to be signed;

     2.19 the Disclosure Letter duly executed by the Warrantors together with the bundle of disclosure documents; and

     2.20 letters signed by Lord MacLaurin of Knebworth, Susan Cawthray and the Rose Trustees confirming that those persons have no outstanding claims against the Target and the Subsidiary.

3. The Vendors shall procure that meetings of the boards of directors of the Company and the Subsidiary are convened and held at which resolutions in the form set out in the Completion Board Minutes are duly passed.

4.   The Purchaser shall:

     4.1 deliver to the Vendors a certified copy of a resolution of the board of directors of the Purchaser in the agreed form approving the acquisition by the Purchaser of the Shares and the execution by the Purchaser of the Acquisition Documents; and

     4.2 pay to the Vendors' Solicitors by transfer of funds through a UK clearing bank the sum of L62,067,602 in respect of the cash consideration payable at Completion. The Vendors' Solicitors' receipt shall be a sufficient discharge for such sum and the Purchaser shall not be concerned to see to the application thereof.

                                   SCHEDULE 6

                            LIMITATIONS ON LIABILITY

1.   ACKNOWLEDGEMENT

     The Purchaser:

     1.1 confirms that the provisions of this schedule shall apply despite (and prevail over) any other provision of this agreement or the Tax Covenant and are in addition to and without prejudice to the Purchaser's general legal obligation to mitigate any loss or damage it may suffer; and

     1.2 agrees that rescission shall not be available as a remedy for any breach of this agreement and agrees not to claim that remedy.

2.   DURATION AND EXTENT

     2.1 The aggregate liability of the Warrantors in respect of all Claims shall:

          2.1.1 in the case of Claims notified during the period from Completion down to and including the first anniversary of Completion ("FIRST PERIOD") not exceed a sum equal to seventy five (75) per cent of the Consideration; and

          2.1.2 in the case of Claims notified during the period from and after the first anniversary of Completion down to and including the second anniversary of Completion ("SECOND PERIOD"), not exceed a sum equal to fifty (50) per cent of the Consideration except in the case of a Tax Claim in which case the Second Period will be the period from and after the first anniversary of Completion down to and including the seventh anniversary of Completion.

     2.2 The liability of each Warrantor in respect of all Claims shall not exceed a sum equal to the amount set out against his name in column
          (2) below in relation to the First Period and the amount set out against his name in column (3) below in relation to the Second Period and, subject to that, his percentage liability in respect of any Claim shall not exceed the amount set out against his name in column (4) below.

                         (2)             (3)
                       MAXIMUM         MAXIMUM          (4)
        (1)         LIABILITY FOR   LIABILITY FOR   PERCENTAGE
     WARRANTOR       FIRST PERIOD   SECOND PERIOD    LIABILITY
-----------------   -------------   -------------   ----------
Andrew Cawthray      L27,464,914     L18,309,943        59%

The Rose Trustees    L19,085,788     L12,723,858        41%
                                                       ---
TOTAL                L46,550,702     L31,033,801       100%

     2.3 No amount shall be payable by the Warrantors in respect of any Warranty Claim :

          2.3.1 unless the amount of the liability in respect of each such Warranty Claim or series of related Warranty Claims exceeds L15,000; and

          2.3.2 unless and until the aggregate cumulative liability of the Warrantors in respect of all such Warranty Claims (other than any Tax Claim, to which this paragraph 2.3 shall not apply) exceeds L500,000 in which case the Warrantors shall be liable for the whole amount and not just the excess.

     2.4  Other than a Tax Claim for any liability arising under paragraphs 1.5,
          1.6 or 1.7 of part 3 of schedule 4, no amount shall be payable by the Warrantors in respect of any Tax Claim unless and until the aggregate cumulative liability of the Warrantors in respect of all such Tax Claims exceeds L250,000 in which case the Warrantors shall be liable for the whole amount and not just the excess.

     2.5 The Warrantors shall not be liable for any Warranty Claim unless the Warrantors are given notice of that Warranty Claim setting out in reasonable detail the subject matter of the Warranty Claim and, if practicable, the amount claimed on or before the second anniversary of Completion in the case of a claim under the Share Warranties and on or before the seventh anniversary of Completion in the case of any Tax Claim and unless legal proceedings shall have been served in respect of any such Warranty Claim within nine months of the Warrantors being notified of any such Warranty claim.

     2.6 Where the Rose Trustees do not pay to the Purchaser, from the MC Rose Settlement No. 1 ("SETTLEMENT"), in full, the amount of any claim agreed or determined to be payable by them (subject to the provisions of Part 4 of Schedule 4 and the provisions of this Schedule 6) ("TRUSTEES' CLAIM") then Martyn Rose shall be liable to meet the Trustees' Claim or the element thereof not so paid by the Rose Trustees and Martyn Rose hereby irrevocably and unconditionally:-

          2.6.1 guarantees to the Purchaser the due and punctual payment by the Rose Trustees of the Trustees' Claim on or before the Final Trustee Payment Date; and

          2.6.2 undertakes with the Purchaser that whenever the Rose Trustees do not pay the Trustees' Claim or any part thereof on or before the Final Trustee Payment Date he shall immediately on demand either put the Rose Trustees in funds, by paying money into the Settlement, to meet the Trustees' Claim, or part thereof not already so paid, or pay such amount as if he was the principal obligor.

          For the purposes of this paragraph 2 the "FINAL TRUSTEE PAYMENT DATE" means the date being 21 days after the date on which the Trustees' Claim is due and payable.

     2.7 Any amounts payable by Martyn Rose pursuant to paragraph 2.6 above shall be payable to the Purchaser on or before the date falling 5 days after the Final Trustee Payment Date.

     2.8 The liability of Martyn Rose under the guarantee contained in paragraph 2.6 above shall be irrevocable, absolute, independent and unconditional and shall not be affected by any other circumstances which might constitute a discharge of the Rose Trustees' obligations hereunder other than the payment in full of all Trustees' Claims and in particular (but without limitation) shall not be affected by:

          2.8.1 any incapacity or lack of power, authority or legal personality or change in the status of the Rose Trustees;

          2.8.2 any irregularity, unenforceability, illegality or invalidity of any obligation of the Rose Trustees' under this Agreement; and/or

          2.8.3 the dissolution, reconstruction or reorganisation of the MC Rose Settlement No. 1 or any change in the status thereof.

3.   LIMITATIONS

     No Warranty Claim (save for a claim for breach of the Tax Warranties which shall be dealt with under part 4 of schedule 4) shall be admissible and the Warrantors shall not be liable under any of the Share Warranties:

     3.1 to the extent that there is specific provision, reserve or allowance in the Accounts or in the Management Accounts the matter is specifically referred to in the notes to the Accounts in respect thereof; or

     3.2 to the extent that such liability arises or is increased as a result of any change in legislation (primary or delegated) including without limitation any increase in rates of taxation or the introduction of any changes or new form of taxation or in the published practice of the Inland Revenue or HM Customs & Excise or any other relevant authority (in the United Kingdom or elsewhere) occurring after the Completion Date (but not announced before that date) with retrospective effect; or

     3.3 to the extent that the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of the Company or the Subsidiary or the Purchaser or any of them to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to taxation the making, giving or doing of which was taken into account in computing the provision for taxation in the Accounts, details of which have been set out in the Disclosure Letter or in a written notice given to the Purchaser not less than 30 days before the final date upon which the claim, election, surrender, disclaimer, notice, consent or other thing in question may be made, given or done; or

     3.4 to the extent that such liability occurs or arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of the Company or the Subsidiary or the Purchaser or their respective directors, employees or agents after Completion which is authorised by or carried out at the written request of the Purchaser or any member of the Purchaser's Group.

4.   THIRD PARTY CLAIMS

     4.1 Where the Purchaser and/or the Company and/or the Subsidiary is/are at any time entitled to recover from some other person (including any Tax Authority but excluding under any policy of insurance) any sum in respect of any matter giving rise to a Warranty Claim in respect of the Share Warranties the Purchaser shall and shall procure that the Company or the Subsidiary shall, subject to the Purchaser being indemnified and secured by the Warrantors for all reasonable costs and expenses, take all necessary steps to enforce such recovery prior to taking any action against the Warrantors (other than notifying the Warrantors of the Warranty Claim) provided that the Purchaser shall not be required to take any action which it reasonably considers would be materially prejudicial to the goodwill of or otherwise materially detrimental to the business or interest of the Purchaser, the Purchaser's Group, the Company or the Subsidiary.

     4.2 In the event that the Purchaser or the Company or the Subsidiary shall recover any amount from such other person the amount of the Warranty Claim against the Warrantors shall be reduced by the amount recovered (including any repayment supplement) less all costs, charges and expenses incurred by the Purchaser or the Company or the Subsidiary in recovering that sum from such other person.

     4.3 If the Warrantors pay at any time to the Purchaser or to the Company or to the Subsidiary an amount pursuant to a Warranty Claim and the Purchaser or the Company or the Subsidiary subsequently becomes entitled to recover from some other person (other than under any policy of insurance) any sum in respect of any matter giving rise to such Warranty Claims the Purchaser shall and shall procure that the Company or the Subsidiary shall take all necessary steps to enforce such recovery and shall as soon as reasonably practicable repay to the Warrantors so much of the amount paid by them to the Purchaser or the Company or the Subsidiary as does not exceed the sum recovered from such other person less all costs, charges and expenses incurred by the Purchaser or the Company or the Subsidiary in recovering that sum from such other person provided always that the Purchaser shall not be required to take any action which it reasonably considers would be materially prejudicial to the goodwill of or otherwise materially detrimental to the business or interest of the Purchaser, the Purchaser's Group, the Company or the Subsidiary.

     4.4 Any amount paid to the Purchaser by the Warrantors, the Vendors or any of them pursuant to any provision in this agreement shall be treated as a reduction to the Consideration.

5.   CONDUCT OF CLAIMS

     5.1 If the Purchaser or the Company or the Subsidiary believe, acting reasonably, that there may be an issue which might give rise to a Warranty Claim in respect of the Share Warranties:

          5.1.1 subject to paragraph 5.2 the Purchaser shall (or shall procure that the Company or the Subsidiary concerned shall) as soon as reasonably practicable give written notice to the Warrantors of the matter and shall consult with the Warrantors with respect to such matter provided that a failure to comply with this paragraph 5.1.1 shall not preclude the Purchaser from bringing a Warranty Claim against the Warrantors provided that such Claim is made within the time scales in paragraph 2.4 of this Schedule;

          5.1.2 subject to paragraph 5.2 the Purchaser shall (and shall procure that the Company or the Subsidiary concerned shall) provide to the Warrantors and their advisers reasonable access on reasonable notice to premises and personnel and to relevant assets, documents and records within the Purchaser's Group for the purposes of investigating the matter and enabling the Warrantors to take the action referred to in paragraph 5.1.4;

          5.1.3 the Warrantors (at their own cost) may take copies of the documents or records, and photograph the premises or assets, referred to in paragraph 5.1.2;

          5.1.4 subject to paragraphs 5.1.5, 5.2 and 5.3, the Purchaser shall (and shall procure that the Company or the Subsidiary shall) take such action as the Warrantors may reasonably request in writing to negotiate, avoid, dispute, resist, mitigate, compromise, defend or appeal against any Warranty Claim and any adjudication with respect thereto which shall include (without limitation) the Company or the Subsidiary applying to postpone (so far as legally possible) the payment of any taxation; and

          5.1.5 the Warrantors shall indemnify and secure the Purchaser and the Company and the Subsidiary against all losses, damages and expenses reasonably incurred by them in connection with paragraph 5.1.4 above and reimburse to the Purchaser and the Company and the Subsidiary all out-of-pocket expenses reasonably incurred by them in complying with their obligations under this paragraph 5.

     5.2 The Purchaser shall not be required to provide any information or access to premises, personnel, assets, documents or records which its lawyers have properly considered and confirmed are legally privileged or which relate to the Purchaser's view on whether an action against the Warrantors in respect of the Warranty Claim would be successful.

     5.3 The Purchaser shall not be required to take any action (or procure that any action is taken) which is (in its reasonable opinion), materially prejudicial to the goodwill of or otherwise materially detrimental to the business or interests of the Purchaser, the Purchaser's Group, the Company or the Subsidiary.

6.   CONTINGENT CLAIMS

     If any potential Claim shall arise by reason of a loss or liability which is contingent, future or unascertainable, no such Claim may be brought in respect of such loss or liability until such time as the Purchaser or any company in the Purchaser's Group shall have actually suffered the loss or incurred the liability in question provided that the time limits for issuing proceedings in respect of such Claim shall be nine months from such time.

7.   MISCELLANEOUS

     7.1 The Purchaser may not recover any sums in respect of a Claim to the extent that it has already made recovery in respect of such loss under another Claim made pursuant to this agreement.

     7.2 The Purchaser will, and shall ensure that each Group Company will, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim for such period as is required by any relevant legislation or, if longer, the period during which a Claim may be made and for the duration of any Claim.

SIGNED (but not delivered until the date hereof) )/s/ A.J. Cawthray
as a deed by Andrew James Cawthray in the        )
presence of:                                     )


/s/ Polly V. Owen
-------------------------------------
101 Barbirolli Square
Manchester M2 3DL

SIGNED (but not delivered until the date hereof) ) /s/ A. J. Cawthray
as a deed by Andrew James Cawthray and Susan     ) /s/ S. P. Cawthray
Patricia Cawthray as trustees of the A J         )
Cawthray Number 1 Settlement in the presence of: )


/s/ Polly V. Owen
-------------------------------------
        (as above)

SIGNED (but not delivered until the date hereof) ) /s/ Martyn Rose
as a deed by Martyn Rose and James Sykes as      ) /s/ James Sykes (as attorney)
trustees of the MC Rose Settlement No. 1 in the  )
presence of:


/s/ Polly V. Owen
-------------------------------------
        (as above)

SIGNED (but not delivered until the date hereof) ) /s/ A. J. Cawthray (as as a deed by Lord Maclaurin of Knebworth in the ) attorney)
presence of:                                     )


/s/ Polly V. Owen
-------------------------------------
        (as above)

SIGNED (but not delivered until the date hereof) ) /s/ Jonathan Foster as a deed by Jonathan Foster in the presence of: )


/s/ Polly V. Owen
-------------------------------------
        (as above)

SIGNED (but not delivered until the date hereof) )/s/ Martyn Rose
as a deed by Martyn Rose in the presence of:     )


/s/ Polly V. Owen
-------------------------------------
        (as above)

EXECUTED (but not delivered until the date       )
hereof) as a deed by Cott Beverages Limited      )
acting by:                                       )


                                                Director /s/ David R. Main


                                                Director/Secretary /s/ AJ Murfin


                                                                              99